Exhibit 10.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF PEAK GOLD, LLC

Dated effective as of October 1, 2020

Table of Contents: Page 1

5.4	Standards of Care	18
5.5	Exculpation	18
5.6	Indemnification of Manager and Representatives	19
5.7	Resignation; Removal; Replacement	20
5.8	Payments to Manager	20
5.9	Affiliate Transactions	21
5.10	Changes to Mining Law	21

ARTICLE VI PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING		21

6.1	Initial Program and Budget	21
6.2	Operations Under Programs and Budgets	21
6.3	Presentation of Proposed Programs and Budgets	21
6.4	Approval of Proposed Programs and Budgets	22
6.5	Amendments	22
6.6	Election to Participate	23
6.7	Budget Overruns; Program Changes	24
6.8	Emergency or Unexpected Expenditures	24
6.9	Reports	24
6.10	Inspection Rights; Member Securities Law Compliance	24
6.11	Financial Statements	26

ARTICLE VII DISTRIBUTIONS; DISPOSITION OF PRODUCTION		27

7.1	Distributions	27
7.2	Liquidating Distributions	28
7.3	Disposition of Products	28
7.4	Toll Milling Agreement - CORE Alaska Rights and Manager Obligations	29

ARTICLE VIII TRANSFERS AND ENCUMBRANCES OF INTERESTS		31

8.1	Restrictions on Transfer	31
8.2	Permitted Transfers and Permitted Interest Encumbrances	31
8.3	Additional Limitations on Transfers and Encumbrances	32
8.4	Right of First Offer	33
8.5	Substitution of a Member	34
8.6	Conditions to Substitution	35
8.7	Admission as a Member	35
8.8	Economic Interest Holders	35

ARTICLE IX RESIGNATION, DISSOLUTION AND LIQUIDATION		36

9.1	Resignation	36
9.2	Non-Compete Covenant	37
9.3	Dissolution	37
9.4	Liquidation	38
9.5	Termination	39

ARTICLE X AREA OF INTEREST; ABANDONMENT		39

10.1	Acquisitions Within Area of Interest	39
10.2	Surrender or Abandonment of Property	40

Table of Contents: Page 2

ARTICLE XI MISCELLANEOUS		40

11.1	Confidentiality	40
11.2	Public Announcements	41
11.3	Notices	42
11.4	Headings	42
11.5	Waiver	42
11.6	Amendment	42
11.7	Severability	42
11.8	Force Majeure	43
11.9	Rules of Construction	43
11.10	Governing Law	43
11.11	Waiver of Jury Trial; Consent to Jurisdiction	43
11.12	Further Assurances	43
11.13	Survival	43
11.14	No Third Party Beneficiaries	44
11.15	Entire Agreement	44
11.16	Parties in Interest	45
11.17	Counterparts; Delivery by Electronic Transmission	45
11.18	Rule Against Perpetuities	45

APPENDIX AND EXHIBITS

Appendix A                                Defined Terms

Exhibit A                                        Property Description and Area of Interest
Exhibit B                                        Accounting Procedure
Exhibit C                                        Tax Matters
Exhibit D                                        Insurance
Exhibit E                                        Initial Program and Budget
Exhibit F                                        Form of Toll Milling Agreement
Table of Contents: Page 3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
PEAK GOLD, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is effective as of October 1, 2020 (the “Effective Date”), among Skip Sub, Inc., a Delaware corporation, which is successor to Royal Alaska, LLC, (“Skip Sub”), and CORE Alaska, LLC, a Delaware limited liability company (“CORE Alaska”), as the Members, and Peak Gold, LLC, a Delaware limited liability company (the “Company”), as the Company.

Recitals

A.            Skip Sub and CORE Alaska are the Members of the Company. The Company owns a leasehold interest in the Properties described in Exhibit A.

B.            The Operations of the Company were governed by that Limited Liability Company Agreement between Royal Alaska, LLC (predecessor-in-interest to Skip Sub) and CORE Alaska dated effective January 8, 2015, as amended (collectively, the “Original LLC Agreement”).

C.            Pursuant to the Purchase Agreement dated September 29, 2020 by and between Royal Gold and Skip Sub (the “Royal Gold Purchase Agreement”) and the Purchase Agreement dated September 29, 2020 by and among CORE, CORE Alaska and Skip Sub (the “CORE Purchase Agreement”), Skip Sub acquired, directly or indirectly, a 70% Interest in the Company, which such 70% Interest is now held directly by Skip Sub.  CORE Alaska owns the remaining 30% Interest in the Company.

D.            The Members now desire to enter into this Agreement, which will supersede and replace the Original LLC Agreement in its entirety, to govern the Company, the relationship between the Members and the conduct of the Operations contemplated by this Agreement.

In consideration of the covenants and agreements in this Agreement, the parties to or bound by this Agreement agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Definitions.  In addition to the capitalized terms defined in other provisions of this Agreement, as used in this Agreement, capitalized terms have the meanings given in Appendix A.

Interpretation.  In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Appendix” or an “Exhibit,” are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” shall mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein shall have the meanings given under IFRS.

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Coordination With Exhibits.  Notwithstanding Section 1.2(g), except as otherwise expressly provided in an Exhibit, references in the Exhibit to an “Article,” or “Section” or another subdivision, are to an “Article,” “Section” or subdivision of the Exhibit.  Except as otherwise provided in an Exhibit, capitalized terms used in the Exhibit that are not defined in the Exhibit shall have the meanings given to them in this Agreement.  If any provision of an Exhibit, other than Exhibit C, conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall control.  If any provision of Exhibit C conflicts with any provision in the body of this Agreement, the provision in Exhibit C shall control.

ARTICLE II
THE LIMITED LIABILITY COMPANY

General.  The Company was duly organized under the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State by an authorized person.  The Members agree that their rights relating to the Company, the Assets and Operations shall be subject to and governed by this Agreement.  To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.

Name.  The name of the Company is Peak Gold, LLC.  The Manager shall accomplish any filings or registration required by jurisdictions in which the Company conducts its Business.

Purposes.  The Company was formed for the following purposes:

(a)            to conduct Exploration within the Properties and the Area of Interest;

(b)            to acquire additional real property and other interests within the Area of Interest;

(c)            to evaluate the possible Development and, if warranted, Mining of the Properties and other Assets acquired within the Area of Interest;

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(d)            to engage in Development and Mining on the Properties and other Assets acquired within the Area of Interest;

(e)            to engage in the marketing, sale and distribution of Products, to the extent provided in Section 7.3; and

(f)            to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Compliance obligations, Continuing Obligations and Laws.

Limitation.  Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge those purposes.

The Members.  The Manager shall maintain a register containing the name, business address, Interest and Representatives of each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Interests and other changes in accordance with this Agreement, and shall provide the updated register to any Member promptly after the written request of the Member.

Issuance of Additional Interests.  Additional Interests may be issued for such Capital Contributions and with such rights, privileges and preferences as shall be unanimously approved by the Management Committee.  If the issuance of additional Interests has been properly approved under this Section 2.6, the Persons to whom such additional Interests have been issued shall automatically be admitted to the Company as Members.

Term.  The Company has perpetual existence; provided, that the Company shall be dissolved upon the occurrence of an event described in Section 9.3.

Registered Agent; Offices.  The registered office and registered agent of the Company are listed in the Company’s certificate of formation.  The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect the change without the approval of the Members or the Management Committee.  The location of the principal place of business of the Company shall be the Manager’s principal place of business or other location selected by the Manager.

ARTICLE III
INTERESTS; CAPITAL CONTRIBUTIONS

Interests.

(a)            Current Interests.  The current Interest of Skip Sub is 70%.  The current Interest of CORE Alaska is 30%.

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(b)            Adjustments to Interests.  The Interests of the Members shall be adjusted (i) upon the resignation or deemed resignation of a Member under Sections 3.3 or 9.1 or upon the redemption of a Member’s Interest, to reflect the cancellation of the Member’s Interest, (ii) upon an election by a Non-Contributing Member to contribute less to an adopted Program and Budget than the percentage reflected by the Non-Contributing Member’s Interest, or an election by a Contributing Member to make an Excess Contribution of an Underfunded Amount, in each case as provided in Section 6.6, (iii) upon the default by a Member in making its required Capital Contributions to an adopted Program and Budget, followed by a proper election by the Non-Defaulting Member under Section 3.5(c), (iv) upon the Transfer by a Member of all or less than all of its Interest under Article X, and (v) upon the issuance of additional Interests in the Company under Section 2.6.

Current Capital Contributions and Capital Account Balances.

(a)            Skip Sub Capital Contributions and Capital Account Balances.  The Members agree that the fair market value of Skip Sub’s Capital Contributions and the balance of its Capital Account as of the Effective Date is as set forth on Schedule 3.2.

(b)            CORE Alaska Capital Contributions and Capital Account Balances.  The Members agree that the fair market value of CORE Alaska’s Capital Contributions and the balance of its Capital Account as of the Effective Date is as set forth on Schedule 3.2.

Joint Funding.  The Members shall, subject to an election under Section 6.6, be obligated to make additional Capital Contributions to adopted Programs and Budgets in accordance with Section 3.4 pro rata in proportion to their respective Interests (“Joint Funding”).

Cash Calls.  With respect to the Initial Program and Budget, the Manager may submit to each Member a billing for estimated cash requirements at any time from and after the Effective Date.  Otherwise, on the basis of the adopted Program and Budget then in effect, the Manager shall submit to each Member at least 10 days before the last day of each calendar quarter a billing for estimated cash requirements for the next calendar quarter.  Within 10 days after receipt of such a billing, each Member shall pay to the Company as an additional Capital Contribution under Section 3.3 its proportionate share of the estimated amount based on its Interest.  Time is of the essence in the payment of such billings.  Subject to receipt of such Capital Contributions or other funds under this Agreement, the Manager (a) shall maintain a minimum cash reserve of the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within 90 days after the date of determination, and (b) shall have the right to maintain an additional cash reserve of up to the amount the Manager estimates will be required to pay Company costs and expenses that are or will become payable within an additional calendar quarter (i.e., a total of 180 days) after the date of determination.  All funds in excess of the cash requirements of the Company for the next three months (on a rolling three-month basis) based on a reasonable estimation by the Manager shall be invested for the benefit of the Business Account in one or more interest bearing accounts (to the extent reasonably available) reasonably selected by the Manager.  Cash calls under this Agreement must be made in writing including by way of email communications.

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Remedies for Failure to Meet Cash Calls.

(a)            If a Member (the “Delinquent Member”) has not contributed all or any portion of any additional Capital Contribution that such Member is or was required to contribute under Sections 3.3 and 3.4 (the “Default Amount”), then the other Member (the “Non-Defaulting Member”) may elect to exercise its rights under either Section 3.5(b) or Section 3.5(c) by written notice to the Delinquent Member within 10 Business Days after the occurrence of the default.  In the case of an election under Section 3.5(b) or 3.5(c), the Non-Defaulting Member shall pay the entire Default Amount to the Company on behalf of the Delinquent Member within such 10 Business Day period.

(b)            If the Non-Defaulting Member makes an election under this Section 3.5(b), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a loan (a “Default Loan”) from the Non-Defaulting Member to the Delinquent Member, and a Capital Contribution of that amount to the Company by the Delinquent Member, with the following results:

(i)            the amount of the Default Loan shall bear interest at the Default Rate from the date that the Non-Defaulting Member makes the Default Loan until the date that the Default Loan, together with all accrued and unpaid interest, is repaid by the Delinquent Member to the Non-Defaulting Member or from distributions as provided in Section 3.5(b)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal);

(ii)            all sales of Products by the Company under Section 7.3 and distributions of the proceeds of such sales under Section 7.1(b) that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead shall be made to the Non-Defaulting Member until the Default Loan and all accrued and unpaid interest have been paid in full to the Non-Defaulting Member;

(iii)            the principal balance of the Default Loan and all accrued and unpaid interest shall be due and payable in whole within 5 Business Days after written demand to the Delinquent Member by the Non-Defaulting Member;

(iv)            after any default in the payment of the principal of or interest on the Default Loan, the Non-Defaulting Member may (A) again make an election by notice to the Delinquent Member to convert the unpaid balance of the Default Loan and all accrued and unpaid interest to a Capital Contribution by the Non-Defaulting Member, in which case the provisions of Section 3.5(c) shall apply, with the unpaid balance and all interest accrued thereon treated as the Default Amount for purposes of the calculations under Section 3.5(c), or (B) exercise any other rights and remedies granted to the Non-Defaulting Member or the Company under this Agreement or available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment by the Delinquent Member of the Default Loan, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.6, all at the cost and expense of the Delinquent Member; and

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(v)            during the period that any such Default Loan is in default, all rights of the Delinquent Member or any Representative designated by the Delinquent Member to vote, veto or consent to any matter under this Agreement shall be suspended, and the Interest of the Delinquent Member and its Representatives shall be deemed not outstanding for purposes of determining whether a quorum exists at any meeting of the Management Committee or whether any specified percentage of votes required to adopt, consent to or approve any matter (including any matter requiring unanimous consent) has been obtained.

(c)            If the Non-Defaulting Member makes an election under this Section 3.5(c) or under Section 3.5(b)(iv)(A), the payment by the Non-Defaulting Member of the Default Amount shall be treated as a Capital Contribution by the Non-Defaulting Member to the Company on behalf of the Delinquent Member.  In such case the Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to: (i) the Dilution Multiple; multiplied by the Default Amount; divided by (ii) the aggregate Contributed Capital of all Members (determined after taking into account the contribution of the Default Amount).  The Interest of the Non-Defaulting Member shall be increased by the reduction in the Interest of the Delinquent Member.  The foregoing adjustments shall be effective as of the date of the default (or in the case of remedies under Section 3.5(b)(iv)(A), the date of the default in repaying the Default Loan).

(d)            If the Non-Defaulting Member makes an election under Section 3.5(b) or 3.5(c), then the applicable provisions of this Section 3.5, as well as Sections 3.1(b) and 7.3(e), and the definition of Contributed Capital, shall be the sole and exclusive remedies available to the Non‑Defaulting Member for the default.  If the Non-Defaulting Member does not make such an election (and if applicable, the required advance) in accordance with Section 3.5(b) or 3.5(c), the Non-Defaulting Member shall have, on its own behalf and on behalf of the Company, all of the rights and remedies available at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment of the Default Amount, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under Section 3.6, all at the cost and expense of the Delinquent Member, but excluding the contractual rights and remedies under Sections 3.5(b) and 3.5(c), which shall be deemed waived.  IN THE CASE OF AN ELECTION UNDER SECTION 3.5(b) or 3.5(c), THE MEMBERS AGREE THAT THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 3.5 ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY THE NON-DEFAULTING MEMBER AS A RESULT OF A BREACH BY A MEMBER OF ITS OBLIGATION TO MAKE CAPITAL CONTRIBUTIONS FOR CASH CALLS UNDER SECTIONS 3.3 AND 3.4 AND NOT A PENALTY.

Security Interest.  Each Member hereunder grants to the other a security interest in its Interest, and any accessions thereto and any proceeds and products therefrom, to secure the payment obligations of the granting Member hereunder, including such Member’s obligations to make Capital Contributions and to repay Default Loans.  Each Member hereby authorizes the other to file and record all financing statements, continuation statements and other instruments necessary or desirable to perfect or effectuate the provisions of this Section 3.6.  In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest granted in this Section 3.6, notwithstanding any contrary provision in Section 2.6 or in Article VIII, the acquiring Person shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the Defaulting Member.  In such case, the Defaulting Member shall take all action that the Non-Defaulting Member may reasonably request to effectuate the admission of the transferee as a Member.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 6

Return of Contributions.  Except as expressly provided in this Agreement, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions.  No Capital Contribution that has not been returned shall constitute a liability of the Company, the Manager or any Member.  A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions.  The provisions of this Section 3.7 shall not limit a Member’s rights or obligations under Section 7.2.

ARTICLE IV
MEMBERS

Limited Liability.  The liability of each Member shall be limited as provided by the Act.  No Member or the Manager, or any combination, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member or the Manager or any combination.

Company Indemnification of Members.  Except as provided in Section 4.5, the Company shall indemnify, defend and hold harmless each Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys from and against any and all Adverse Consequences incurred or suffered by them that arise out of or relate to (a) the Company or Operations, including Environmental Liabilities and Continuing Obligations, (b) any Assets distributed to such Member as an objecting Member under Section 10.2, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution, and (c) any reimbursements by the Member under Section 4.4.  In all cases of this Section 4.2, and without limiting Sections 4.3 or 4.4, indemnification shall be provided only out of and to the extent of the net Assets of the Company, and no Member shall have any personal liability whatsoever for indemnification under this Section 4.2.  Notwithstanding the previous provisions of this Section 4.2, the Company’s indemnification obligations under this Section 4.2 as to third party claims shall be only with respect to Adverse Consequences not otherwise compensated by insurance carried for the benefit of the Company or carried by the Company for the benefit of the Members.

Member Indemnification.

(a)            Indemnification Obligations.  Except as provided in Section 4.5, each Member (the “Indemnifying Member”) shall indemnify, defend and hold harmless each other Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys (collectively, the “Indemnified Member Parties”) and the Company from and against any and all Adverse Consequences that arise out of or result from the Misconduct of the Indemnifying Member (including in its capacity as the Manager).

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(b)            Notice.  If any claim or demand is asserted against an Indemnified Member Party or the Company with respect to which the Indemnified Member Party or the Company may be entitled to indemnification under this Agreement, then the Indemnified Member Party shall cause notice of the claim or demand (together with a reasonable description), to be given to the Indemnifying Member promptly after the Indemnified Member Party has knowledge or notice of the claim or demand.  Failure to promptly provide the notice shall not relieve the Indemnifying Member of its indemnification obligations, except to the extent the Indemnifying Member is materially prejudiced by the failure.

(c)            Assumption of Defense by Indemnifying Member.  The Indemnifying Member shall have the right, but not the obligation, by written notice to the Indemnified Member Party with a copy to the Company delivered within 30 days after the receipt of a notice under Section 4.3(b), to assume the entire control of the defense, compromise and settlement of the claim or demand that is the subject of the notice, including the use of counsel chosen by the Indemnifying Member, all at the sole cost and expense of the Indemnifying Member.  Notwithstanding the foregoing, the Indemnified Member Party may participate in the defense at the sole cost and expense of the Indemnified Member Party.  The assumption of the defense of the claim or demand by the Indemnifying Member shall constitute a waiver by the Indemnifying Member of its right to contest or dispute its indemnification obligation for the claim or demand.  Any Adverse Consequences to the assets or business of the Indemnified Member Party or the Company caused by the failure of the Indemnifying Member to defend, compromise or settle a claim or demand in a diligent manner after having given notice that it will assume control of the defense, compromise and settlement of the matter shall be included in the Adverse Consequences for which the Indemnifying Member shall be obligated to indemnify the Indemnified Member Parties and the Company.  Any settlement or compromise of any claim or demand by the Indemnifying Member shall be made only with the consent of the Indemnified Member Party, which may not be unreasonably withheld or delayed.  An Indemnified Member Party shall not be considered unreasonable in withholding its consent unless the settlement or compromise includes a full release of all claims and liabilities against the Indemnified Member Parties and the Company arising out of or relating to the claim or demand, provides for the payment of only money damages, and the Indemnifying Member has provided to the Indemnified Member Parties assurance acceptable to the Indemnified Member Parties of the payment of such money damages immediately upon the settlement or compromise.

(d)            Defense by Indemnified Member Party or Company.  Before the assumption of the defense of any claim or demand subject to indemnification by an Indemnifying Member, the Indemnified Member Party or the Company may file any motion, answer or other pleading, or take such other action as it deems appropriate, to protect its interests or those of the Company or the Indemnifying Member.  If it is finally determined that the Indemnifying Member is responsible for indemnification of any such claim or demand, or if the Indemnifying Member elects to assume the defense of the claim or demand under Section 4.3(c), then the Indemnifying Member shall promptly reimburse the Indemnified Member Party or the Company for all costs and expenses incurred under the previous sentence.  If the Indemnifying Member does not elect to control the defense, compromise and settlement of a claim or demand under Section 4.3(c), and it is finally determined that the Indemnifying Member is responsible for indemnification of the claim or demand, then the Indemnifying Member shall be bound by the results of the defense, compromise or settlement, and all costs and expenses incurred by the Indemnified Member Parties and the Company in conducting the defense, compromise or settlement shall be included in the Adverse Consequences for which the Indemnifying Member is obligated to indemnify the Indemnified Member Parties and the Company.

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Member Reimbursement Obligations.  Each Member shall be liable to each other Member (including in its capacity as the Manager) to reimburse and pay to such other Members its respective share, based on Interests, of any and all Adverse Consequences incurred or suffered by such other Members and their Affiliates that arise out of or relate to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, and (b) any Properties distributed to the other Member as an objecting Member under Section 10.2, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution.  For purposes of this Section 4.4, each Member’s share of such liability shall be equal to its Interest at the time of the actions, omissions or events giving rise to the Adverse Consequences (or as to any actions, omissions or events arising or existing before the Effective Date, such Member’s initial Interest).  Neither the resignation nor deemed resignation of a Member, any Transfer or redemption of all or any portion of a Member’s Interest, any reduction of a Member’s Interest, the distribution to the other Member of Properties under Section 10.2, nor the dissolution, liquidation nor termination of the Company, shall relieve a Member of its share of any such liability accruing before such resignation, deemed resignation, Transfer, redemption, reduction, distribution, dissolution, liquidation or termination.  Notwithstanding the foregoing provisions of this Section 4.4, this Section 4.4 shall apply only in the case that the Member from whom the other Member is requesting reimbursement or any of its Affiliates is finally determined to be personally liable for the Adverse Consequences, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company debts, obligations and liabilities.

Coordination.  Notwithstanding anything to the contrary in this Article IV, (a) the provisions of Sections 4.2, 4.3 and 4.4 shall not apply to Adverse Consequences arising out of or relating to the breach of any representations or warranties under the CORE Membership Interest Purchase Agreement that are covered by the indemnification obligations under the CORE Membership Interest Purchase Agreement, and (b) no Member, or any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys shall be entitled to indemnification or reimbursement under Sections 4.2, 4.3 and 4.4 for Adverse Consequences, to the extent the Adverse Consequences arise out of or result from the Misconduct of such Member, any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys.

Exclusive Rights of Members.  Notwithstanding anything in this Agreement to the contrary, no Person other than a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) shall have the right to enforce any representation, warranty, covenant or agreement of a Member or the Manager under this Agreement, and specifically neither the Company nor any lender or other third party shall have any such rights, it being expressly understood that the representations, warranties, covenants and agreements contained in this Agreement shall be enforceable only by a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) against another Member or the Manager.  For the avoidance of doubt, the Company shall be bound by the provisions of this Agreement, but shall have no right to enforce those provisions against a Member or the Manager, such rights being exclusively vested in the Members.  Any Member may bring a direct action on behalf of the Company against any other Member or the Manager without the requirement to bring a derivative action or otherwise satisfy the requirements of sections 18-1001 through 18-1004 of the Act or other similar requirements.

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Meetings; Written Consent.  Meetings of the Members shall not be required for any purpose.  Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by all of the Members.

No Member Fees.  Except as otherwise provided in this Agreement, no Member shall be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.

No State‑Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Representative be a partner or joint venturer of any other Member, Manager or Representative for any purposes other than federal and state income tax purposes, and this Agreement may not be construed to suggest otherwise.

No Implied Covenants; No Fiduciary Duties.  There are no implied covenants contained in this Agreement other than the contractual duty of good faith and fair dealing.  The Members, the Manager and the Representatives shall not have any fiduciary or other duties to the Company or the other Members except as specifically provided by this Agreement, and the Members’, the Representatives’, and the Manager’s duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.

Other Business Opportunities.  Except as provided in Sections 9.2 and 10.1, (a) each Member (including in its capacity as a Manager) and its Representatives shall have the right independently to engage in and receive the full benefits from business activities, whether or not competitive with the Operations, without consulting the Company or any other Member, (b) the doctrines of “corporate opportunity” and “business opportunity” shall not be applied to any other activity, venture, or operation of any Member or Representative or the Manager, and (c) no Member or Representative or the Manager shall have any obligation to any other Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.

Capacity of Members.  As of the Effective Date, each of the Members represents and warrants as follows:

(a)            it is duly organized and in good standing in its state of formation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

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(b)            it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)            it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d)            this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms, enforceable against it in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, or by general principles of equity.

Silver Royalty.  Pursuant to the CORE Purchase Agreement, and in consideration for the sale of a certain limited liability company interest in the Company, Skip Sub prepaid $1,200,000 to CORE to compensate CORE for its indirect share of future Silver Royalty payments, including any occurring upon exercise of the Silver Royalty Buydown (as defined in the Omnibus Royalty Agreement) related thereto, the Company is obligated to make pursuant to the Omnibus Royalty Agreement that are attributable to CORE Alaska’s Interest in the Company (such aggregate amount being the “Royalty Value”).  If based on the aggregate amount of Silver Royalty payments made the Royalty Value becomes greater than $1,200,000, then, beginning with the first calendar quarter after the Royalty Value becomes greater than $1,200,000, Skip Sub (which for the purposes of this Section 4.13 shall include any assignee of Skip Sub’s Interest) shall pay to CORE Alaska, within 45 days after the last day of each such calendar quarter, an amount equal to the product of (i) the amount of the Silver Royalty paid by the Company pursuant to the Omnibus Royalty Agreement from and after the point at which the Royalty Value became greater than $1,200,000 multiplied by (ii) CORE Alaska’s weighted average Interest (based on number of days) in the Company during such calendar quarter. If the Royalty Value is less than $1,200,000 upon the earlier to occur of: (i) the time, if any, at which CORE Alaska or its successors or assigns have had their Interest reduced below 5% and (ii) the dissolution, liquidation or termination of the Company (the earlier of (i) or (ii) being the “Royalty Termination Date”), then CORE Alaska (which for the purposes of this Section 4.13 shall include any successor or assignee of CORE Alaska’s Interest) shall pay to Skip Sub an amount equal to (y) $1,200,000 minus (z) the Royalty Value as of the Royalty Termination Date.  In the event that Skip Sub or CORE Alaska shall fail to pay any amount payable under this Section 4.13, the intended recipient of such payment shall be entitled to either enforce the payment against the defaulting party in the same manner as a Member or the Company may enforce the failure to make a payment of a capital contribution against a Delinquent Member under Section 3.5, or make a request to the Manager under Section 7.3(f).

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ARTICLE V
COMPANY MANAGEMENT

Management Authority.  The Management Committee shall have the exclusive power and authority to approve Unanimous Decisions.  The Manager shall have the power and authority to make any other decision or take any other action on behalf of the Company and in accordance with this Agreement that does not expressly require the approval of the Management Committee under this Agreement.  In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the Members or the Management Committee, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable.  The Manager may delegate to officers, employees, agents, contractors or representatives of the Company or the Manager any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation shall relieve the Manager of its obligations hereunder.

Management Committee.

(a)            Organization and Composition.  The Members hereby establish a management committee (the “Management Committee”) consisting of three representatives (“Representatives”), of which (i) two Representatives shall be appointed by Skip Sub, and (ii) one Representative shall be appointed by CORE Alaska, which Representative must be a United States tax resident.  A Representative of the Member that holds 50% or more of the Interests of the Members shall serve as the chair of the Management Committee.  Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative.  Appointments of Representatives may be made or changed at any time by notice to the other Member.  Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members.  No Member or Representative shall have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Representative also is a Manager or officer or such power and authority has been delegated by the Manager to such Member or Representative, and then only in that capacity.  As of the Effective Date, Martin D. Litt and Jeremy Brans are the Representatives of Skip Sub on the Management Committee, and Rick Van Nieuwenhuyse is the Representative of CORE Alaska on the Management Committee.

(b)            Voting.  Each Member, acting through its Representatives, shall vote on the Management Committee in accordance with its Interest.  The Representatives appointed by Skip Sub shall vote as a group, and the Representatives appointed by CORE Alaska shall vote as a group.  If all Representatives appointed by a Member are not present at a meeting of the Management Committee, the Representatives appointed by such Member that are present shall have the entire Interest of the appointing Member.  Except as set forth in Section 5.2(f), whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with an Interest of 50% or more.  If each Member has a 50% Interest, any vote of the Members must be unanimous.

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(c)            Meetings.  Management Committee meetings shall be held at least twice each calendar year, at such times and at such place as the Management Committee shall determine; provided, however, that Representatives may attend any meeting by any electronic means and in-person meetings shall be held in Fairbanks, Alaska, unless the Members agree to a different location.  In addition to regularly scheduled meetings, the Manager or any Representative may call a special meeting of the Management Committee upon 15 days’ notice.  At each regular meeting, any upcoming material technical, environmental, social, and governance decisions, including without limitation, any material decision regarding Exploration within the Properties and Area of Interest, any decision to undertake a pre-feasibility study or feasibility study, developing overall strategies or plans for any technical, environmental, social, and governance decisions, developing overall strategies or plans for communicating and maintaining relationships between the Company and the Native Village of Tetlin, the Tetlin Village Council, and its members, and developing overall strategies or plans for communicating with the Fairbanks North Star Borough or any other Governmental Authority, or any local community in or around the Area of Interest, shall be on the agenda.  In case of emergency, reasonable notice of a special meeting shall suffice.  There shall be a quorum if at least one Representative appointed by each Member is present.  Each notice of a meeting shall include an agenda or statement of the purpose of the meeting prepared by the Manager in the case of a regular meeting, or by the Manager or Representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting.

(d)            Conduct of Meetings.  Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting.  The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Representatives within 14 Business Days after the meeting.  The minutes, when approved by one or more Representatives appointed by each Member, shall be the official record of the decisions made by the Management Committee and shall be binding on the Management Committee, the Manager and the Members.  If the Representatives are unable to agree on the minutes within 30 days after receipt of the Manager’s proposed minutes, then the minutes prepared by the Manager together with proposed objections submitted to the Manager before the expiration of such 30-day period shall be the official record of the meeting.  The reasonable costs of the attendance of Representatives, officers and personnel at meetings shall be charged to the Business Account.

(e)            Action Without a Meeting.  Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by at least one Representative of each Member.

(f)            Unanimous Decisions.  Neither the Manager nor any Representative, nor any officer, employee or agent of the Company or the Manager, shall have any authority to bind or take any action on behalf of the Company with respect to any Unanimous Decision unless such Unanimous Decision has been consented to or approved by the unanimous vote of each Member’s Representatives on the Management Committee in accordance with this Section 5.2.  In addition to any other matters requiring the unanimous approval of the Management Committee hereunder, each of the following matters shall constitute a “Unanimous Decision”:

(i)            making any amendment to this Agreement;

(ii)            appointing a replacement Manager following the resignation or removal of the Manager;

(iii)            accepting in-kind Capital Contributions from the Members;

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(iv)            other than agreeing to an extension of the time period for the lessor under the Tetlin Lease to exercise its royalty buy-back rights (and accompanying changes to the amount and nature of the consideration the lessor will pay to the Company in connection therewith), assigning any right or obligation of the Company under the Tetlin Lease, or terminating or entering into any amendment, supplement or other modification to the Tetlin Lease which materially increases any of the Company’s financial obligations or liabilities thereunder;

(v)            taking any action which would cause the Company not to be recognized as a partnership for federal or state income tax purposes, except when such action is required by Law;

(vi)            amending the tax policies, appointments or tax elections set forth on Exhibit C or terminating the tax partnership under Exhibit C;

(vii)            other than purchase money security interests or other security interests in Company equipment to finance the acquisition or lease of Company equipment used in Operations, the incurrence by the Company of any indebtedness for borrowed money that requires any of the following as security for the obligations arising under or with respect to such indebtedness: (A) an Encumbrance on all or any material portion of the Company’s Assets, (B) the pledge by any Member of all or any portion of its Interest, or (C) the guaranty by any Member or any Affiliate of any Member of any obligations of the Company; provided, that nothing in this clause (vii) shall be deemed to prohibit or restrict the right of a Member to create any Permitted Interest Encumbrance;

(viii)            except as specifically contemplated in this Agreement, the redemption of all or any portion of an Interest;

(ix)            the issuance of an Interest or other equity interest in the Company, or the admission of any Person as a new Member of the Company other than in accordance with Section 8.5(c); provided, that this clause (ix) shall not be deemed to prohibit or restrict the adjustment of Interests under Section 3.1;

(x)            a decision to grant authorization for the Company to file a petition for relief under any chapter of the United States Bankruptcy Code, Title 11 U.S.C. or to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due or to consent to any receivership (or similar proceeding) of the Company;

(xi)            the commencement of proceedings for the liquidation or dissolution of the Company;

(xii)            the merger or amalgamation of the Company into or with any other entity;

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(xiii)            except for the sales of Products by the Company to the Members in accordance with this Agreement, the sale, exchange, lease, abandonment, mortgage, pledge or other disposition or transfer of Assets having a fair market value of more than $500,000; except for (1) any transfer of Assets pursuant to, or which consists of, liens granted pursuant to a deed of trust or other security documents executed in connection with a credit agreement, (2) any transfer of Assets in the ordinary course of business, or (3) the sale or other disposition of Assets which are replaced by Assets of an equivalent or greater value or which have become obsolete and are of no further value to the Project;

(xiv)            the establishment of a Tax Percentage other than what is determined under the definition of Tax Percentage; and

(xv)            other than pursuant to the Option Agreement, the acquisition or disposition of significant mineral rights or claims or other real property (including acquisitions or dispositions of significant patented and unpatented mining claims under Section 5.3(k)) outside of the ordinary course of business.

Manager; Powers and Duties.  The Company shall be managed by one manager (the “Manager”).  The initial Manager shall be Skip Sub.  Any increase or decrease in the number of Managers shall be approved by Representatives of the Members holding 100% of the Interests.  Subject to Sections 5.4 and 5.5 and the other provisions of this Agreement, the Manager shall have the following powers and duties in addition to and without limiting those set forth in Section 5.1:

(a)            Programs and Budgets.  The Manager shall manage, direct and control Operations in accordance with adopted Programs and Budgets, and shall prepare and present to the Management Committee proposed Programs and Budgets under Section 6.3 and proposed Amendments under Section 6.5.

(b)            Implementation.  The Manager shall implement all decisions of the Management Committee, shall make from Company funds all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.

(c)            Procurement.  The Manager shall (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances and not just the price or cost, and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions.

(d)            Title; Encumbrances.  The Manager shall conduct such title examinations and cure such title defects as may be advisable in the Manager’s reasonable judgment, and use commercially reasonable efforts to keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances.

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(e)            Taxes.  The Manager shall (i) make or arrange for all payments required by any Underlying Agreements, and (ii) pay all Taxes on Operations and Assets, except Taxes determined or measured by a Member’s revenue or net income; provided, that if authorized by the Management Committee, the Manager shall have the right to contest the validity or amount of any Taxes the Manager deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but the Manager shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any such Taxes.

(f)            Compliance with Laws.  The Manager shall (i) apply for all necessary Permits, (ii) comply with applicable Laws, (iii) promptly provide notice to the Management Committee of any allegations of a material violation of Laws, and (iv) prepare and file all reports or notices required by any Governmental Authority for Operations.  The Manager shall timely cure, dispose of or otherwise address any violation of Laws, and the costs of any fines or penalties shall be charged to the Business Account.

(g)            Litigation.  The Manager shall prosecute and defend, but shall not initiate without the approval of the Management Committee, all litigation, arbitrations or administrative proceedings arising out of Operations.  The Manager shall keep the Management Committee reasonably informed of the progress of any such litigation, arbitrations or proceedings.  The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of $400,000 in cash or value.

(h)            Insurance.  The Manager shall obtain insurance for the benefit of the Company, the Members and the Manager as provided in Exhibit D or as may otherwise be determined from time to time by the Management Committee.

(i)            Disposition of Assets.  The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 10.2.  Without prior approval from the Management Committee, however, the Manager shall not (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of $400,000, or (ii) enter into any sales contracts or commitments for Product, except as permitted under Section 7.3.

(j)            Maintenance of Assets.  The Manager shall perform all assessment and other work and pay all Governmental Fees required by Law in order to maintain any unpatented mining claims, mill sites and tunnel sites included within or which become part of the Properties.  The Manager may perform the assessment work under a common plan of exploration, and continued actual occupancy of such claims and sites is not required.  The Manager shall not be liable for any determination by any Governmental Authority that the work performed by the Manager did not constitute the required annual assessment work or occupancy to preserve or maintain ownership of the claims; provided that the work was performed in accordance with accepted industry standards and the adopted Program and Budget.  The Manager shall timely record with the appropriate county and file with the appropriate United States and state agencies, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements.  The Manager shall have no obligations or liability with respect to any defects in any unpatented mining claims that may be acquired by the Company pursuant to the Option Agreement, which predated the date of acquisition.

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(k)            Changes to Mineral Rights.  If authorized by the Management Committee, the Manager may (i) locate, amend or relocate any unpatented mining claim, mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States or the State of Alaska rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States or the State of Alaska rights to the ground covered thereby, (vi) exchange with or convey to the United States or the State of Alaska any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure under any Law hereafter enacted.

(l)            Accounting.  The Manager shall (i) keep and maintain all required accounting and financial records under the Accounting Procedure and in accordance with the Accounting Standards, (ii) keep and maintain current balances of Contributed Capital, (iii) keep and maintain Capital Accounts of the Members in accordance with Exhibit C, and (iv) keep all Company accounts separate and segregated from the individual accounts of the Manager.

(m)            Reporting; Audits.  The Manager shall (i) provide the reports to the Members required under Section 6.9, (ii) permit the audits, inspections and access rights under Section 6.10, and (iii) obtain the independent audit required under Section 6.11.

(n)            Environmental Compliance Plan.  The Manager shall prepare an Environmental Compliance plan for all Operations consistent, at a minimum, with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget following the Initial Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(o)            Continuing Obligations.  The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations.  The Manager shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines.  As part of each proposed Program and Budget, the Manager shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures.  The Manager shall keep the Management Committee reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto.

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(p)            Environmental Compliance Fund.  The Manager may establish an Environmental Compliance Fund.  Funds deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include money market investments and money market funds, or longer term investments approved by the Management Committee.  Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(q)            Relations with Tetlin.  Subject to Section 5.2(g), the Manager shall have sole responsibility and authority for communications and relationships between the Company and the Native Village of Tetlin, the Tetlin Village Council, and its members, unless the Manager specifically delegates the same in writing to the other Member.  Notwithstanding the foregoing, each Member shall be permitted to communicate with and maintain its own relationship with the Native Village of Tetlin, the Tetlin Village Council, and its members with respect to matters unrelated to the Company.

(r)            Other Activities.  The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

(s)            Delegation.  The Manager shall have the right to carry out its duties and responsibilities under this Agreement and conduct Operations through Affiliates, agents, consultants or independent contractors, but no such Persons shall have any rights under this Agreement.

Standards of Care.  Subject to Section 5.5, the Manager shall discharge its duties under Section 5.3 and conduct all Operations in a good, workerlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, in accordance with the terms and provisions of all Underlying Agreements and in substantial compliance with all Permits pertaining to the Assets.

Exculpation.  Notwithstanding any contrary provision of this Agreement, the Manager shall not be liable or responsible to the Company or any Member and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Manager’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Member or Representatives (other than the Manager, any Affiliate of the Manager, or any Representative designated by the Manager or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Company funds, to the extent the Manager and its Affiliates have made all Capital Contributions required to be made by them under this Agreement, or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been adopted for the period, or (c) taken in good faith reliance on an adopted Program and Budget or information, opinions, reports or statements presented by any other Member or Representative of any other Member, or by any other Person as to matters the Manager reasonably believes are within the other Person’s professional or expert competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

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Indemnification of Manager and Representatives.  Subject to the limitations of the Act, the Company shall indemnify, defend and hold harmless the Representatives and the Manager from and against any Adverse Consequences arising as a result of any act or omission of any such Representative or the Manager with respect to the Company believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a)            Contract Rights.  The rights granted under this Section 5.6 are contract rights, and no amendment, modification or repeal of this Section 5.6 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Section 5.6 could involve indemnification for negligence or strict liability.  Notwithstanding the foregoing, the Company’s indemnification of the Manager and the Representatives as to third party claims shall be only with respect to such Adverse Consequences that are not otherwise compensated by insurance.

(b)            Advancement of Expenses.  The rights to indemnification conferred in this Section 5.6 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to the Company of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 5.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 5.6 or otherwise.

(c)            Non-Exclusive Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Section 5.6 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Management Committee or the Members or otherwise.

(d)            Invalidity.  If this Section 5.6 or any portion shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Company shall indemnify and hold harmless the Manager or Representatives indemnified under this Section 5.6 as to the Adverse Consequences to the full extent permitted by any portion of this Section 5.6 that has not been invalidated, and to the fullest extent permitted by applicable Law.

(e)            Insufficient Funds. If the Assets of the Company are insufficient to fund any indemnity to which the Manager or any Representative is entitled under this Section 5.6, the Members shall make Capital Contributions to the Company (or if the Company has been terminated, pay to the indemnified Person) in accordance with their respective Interests to fund any such indemnification obligations.  In the case of Continuing Obligations, proportionate liability of the Members (including the Manager) for any indemnification hereunder arising from such Continuing Obligations shall be determined in accordance with Section 4.4.

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Resignation; Removal; Replacement.

(a)            Voluntary Resignation.  The Manager may voluntarily resign at any time upon 90 days’ prior written notice to the Management Committee.  Acceptance of such resignation shall not be necessary.

(b)            Deemed Resignation.  The Manager shall automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of an Insolvency Event with respect to the Manager.

(c)            Removal.  The Manager may be removed by written notice of the other Member to the Manager (i) if the Interest of the Manager and its Affiliates becomes less than 50%, or (ii) for Misconduct of the Manager or any Member that is an Affiliate of the Manager; provided, such notice shall be delivered to the Manager within 90 days after the date such other Member has notice or knowledge of the Misconduct giving rise to the removal right.

(d)            Replacement.  If the Manager resigns voluntarily under Section 5.7(a), the other Member may elect to become the successor Manager by written notice to the Management Committee within 30 days after the date of the voluntary resignation.  If the other Member does not make such an election within such 30-day period, the successor Manager (who may be a Member, an Affiliate of a Member or a third party) shall be elected by the Management Committee.  If the Manager is deemed to resign under Section 5.7(b) or is removed under Section 5.7(c), the Representatives of the other Member may appoint the successor Manager (who may be a Member, an Affiliate of a Member or a third party) by written notice to the Management Committee.  Any successor Manager shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Manager.  The appointment of a successor Manager shall be deemed to pre-date any event causing a deemed resignation of the Manager under Section 5.7(b).

(e)            No Effect on Interest.  The resignation or removal of a Person as the Manager shall not require or result in the resignation or removal of such Person as a Member, reduce the Interest of such Member or its Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.

Payments to Manager.  The Manager shall be compensated for its services and reimbursed for its costs in accordance with the Accounting Procedure.

Affiliate Transactions.  The Company shall not enter into any agreement or contract (including the payment of any fees or other compensation) with the Manager, any Affiliate of the Manager or any Member, or any material modification, amendment, or waiver to any such agreement or contract, except (a) on terms no less favorable than would be the case with unrelated third parties in arms’ length transactions, (b) as specifically provided in this Agreement, or (c) with the approval of the Representatives of each Member that is not a party (and whose Affiliates are not a party) to the agreement, contract, modification, amendment, or waiver; provided (i) that the Members acknowledge that the services to be performed by the Manager may be delegated to any Affiliate of the Manager and performed by such Affiliate, and costs and charges for such services shall be paid and reimbursed by the Company from the Business Account to the same extent and costs as if such services were performed directly by the Manager and (ii) the other Members shall be provided a copy of any agreement, contract, modification, amendment, or waiver at 10 days prior to the Company entering into such agreement, contract, modification, amendment, or waiver.

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Changes to Mining Law.  The Members are aware that the mining Laws of the United States or the State of Alaska pertaining to unpatented mining claims and millsites or activities thereon may be amended or new Laws may be enacted.  In that event, the Manager shall have the option (but not the obligation, except to the extent required under Underlying Agreements) of maintaining the rights and obligations of the Company in and to the Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert the State Claims included in the Properties to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights.  The Members agree to cooperate with the Manager in this regard.

ARTICLE VI
PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING

Initial Program and Budget.  Attached as Exhibit E hereto is the Program and Budget (the “Initial Program and Budget”), covering Operations for the remainder of calendar year 2020, to which the Members have agreed.

Operations Under Programs and Budgets.  All Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired consistent with adopted Programs and Budgets.  Each Program and Budget shall provide for (a) accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget, and (b) payment of all obligations of the Company under Underlying Agreements.

Presentation of Proposed Programs and Budgets.  Not later than December 1, 2020, and not later than November 1st of each subsequent calendar year, beginning in 2021, the Manager shall prepare a draft proposed Program and Budget for the succeeding calendar year or longer such period approved by the Management Committee, and submit the draft proposed Program and Budget for such calendar year or other period to the Management Committee for its review.  That proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held under Section 6.4 to consider that proposed Program and Budget, which date shall not be less than 20 days after the submission of the draft proposed Program and Budget to the Management Committee; provided, however, that with respect to the draft proposed Program and Budget which must be submitted on or prior to December 1, 2020, such date shall be not later than 10 days after the submission of the draft proposed Program and Budget to the Management Committee.

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Approval of Proposed Programs and Budgets.  On or before December 10, 2020, and on or before December 1st of each subsequent calendar year, beginning in 2021, at a meeting of the Management Committee, the Representatives of each Member shall submit in writing to the Management Committee whether such Representatives (a) have no comments on the draft proposed Program and Budget, or (b) propose modifications to the draft proposed Program and Budget.  The Management Committee shall then call another meeting to be held by December 15th, to consider any modifications to the Program and Budget (including any modifications proposed at that meeting), and to vote on a final Program and Budget, although neither the Manager nor any of its Representatives shall have any obligation to agree to any particular modification to the Program and Budget.  At the meeting to vote on the final Program and Budget, the Representatives of each Member shall vote to either accept or reject the final Program and Budget in accordance with the provisions of Section 5.2(b).  If one or more Representatives do not attend any meeting of the Management Committee, the purpose of which is to review and approve a Program and Budget or an Amendment, then the Representatives present at the meeting may approve the proposed Program and Budget, but no other action may be taken at the meeting.

Amendments.  The Manager or any Representative on the Management Committee may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time; provided, however, that any Amendment must be duly approved by the Management Committee before the Manager incurs any costs under the Amendment.  The Representatives of each Member shall have 15 days after the proposal of an Amendment to submit in writing to the Management Committee one of the responses described in Section 6.4(a) or (b) (substituting “Amendment” for “Program and Budget” in each case).  If the Representatives of a Member fail to respond within the 15-day period, then those Representatives shall be deemed to have approved the proposed Amendment.  If the Representatives of a Member timely submit to the Management Committee their proposed modifications to the proposed Amendment, then the Manager may call a special meeting of the Management Committee under Section 5.2(e) to vote on an Amendment.  If the Manager calls such a meeting, the Manager shall resubmit an Amendment to the Management Committee at or before the meeting, although neither the Manager nor any of its Representatives shall have any obligation to agree to any particular modification to the Amendment.  At the meeting to vote on the resubmitted Amendment, the Representatives of each Member on the Management Committee shall vote to either accept or reject the resubmitted Amendment, in accordance with the provisions of Section 5.2(d), but may not propose additional modifications.  If the Amendment does not increase the aggregate original Budget by more than 20% (taking into account other Amendments adopted after the date of the original Budget), then the Members shall continue to participate in the Joint Funding of the Program and Budget, as amended, based on their original elections under Section 6.6.  If the Amendment increases the aggregate original Budget by more than 20% (taking into account other Amendments adopted after the date of the original Budget), then the Program and Budget, as amended, shall be treated as a new Program and Budget and each Member shall be entitled to make new elections under Section 6.6 as to their participation in Joint Funding with respect to the remaining period under the amended Program and Budget.

Election to Participate.

(a)            By written notice to the Management Committee (a “Non-Contribution Notice”) within 20 days after the final vote adopting a Program and Budget, a Member (a “Non-Contributing Member”) may elect to contribute to such Program and Budget in some lesser amount than in accordance with its Interest, or may elect not to contribute any amount to such Program and Budget.  If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member shall be deemed to have elected to contribute to the Program and Budget in proportion to its Interest as of the beginning of the period covered by the Program and Budget.  The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Interest and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the “Underfunded Amount.”  Notwithstanding the foregoing provisions of this Section 6.6(a), a Member shall be obligated to contribute to any Program and Budget in at least the amount required to maintain its Interest at 5%, failing which it shall be subject to Section 9.1(c).

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 22

(b)            If a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportionate amount to the Program and Budget in accordance with its Interest, such other Member (the “Contributing Member”) shall have the right (but not the obligation) to elect by written notice to the Non-Contributing Member delivered within 10 days after its receipt of the Non-Contribution Notice, to contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount to such Program and Budget.

(c)            If a Non-Contributing Member timely delivers a Non-Contribution Notice, the Interest of each Member shall be adjusted, effective as of the beginning of the period covered by the Program and Budget, to equal a fraction, expressed as a percentage:

(i)            the numerator of which equals:

(A)            the Contributed Capital of the Member as of the beginning of the period covered by the Program and Budget; plus

(B)            the amount, if any, that the Member has agreed to contribute to the Program and Budget; plus

(C)            if the Member is a Contributing Member, the Excess Amount, if any, that the Contributing Member has agreed to contribute to the Program and Budget with respect to the Underfunded Amount; and

(ii)            the denominator of which equals the sum of the amounts calculated under Section 6.6(c)(i) above for all Members.

(d)            If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount, (i) if the Manager or its Affiliate is the Contributing Member, the Manager shall adjust the Program and Budget to the extent the Manager reasonably deems necessary to take into account the reduced contributions, and (ii) if the Member that is not the Manager or an Affiliate of the Manager is the Contributing Member, the Representatives of that Member shall adjust the Program and Budget to the extent such Representatives reasonably deem necessary to take into account the reduced contributions.  The Program and Budget as adjusted under this Section 6.6(d) shall replace the Program and Budget previously adopted by the Management Committee for the Program and Budget period.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 23

Budget Overruns; Program Changes.  The Manager shall immediately provide notice to the Management Committee of any material departure from an adopted Program and Budget.  If the Manager exceeds a the total amount of an adopted Budget (as amended under Section 6.5) by more than 20%, then the excess over 20%, unless directly caused by an emergency or unexpected expenditure made under Section 6.8 or unless otherwise authorized by the unanimous approval of the Management Committee, shall be at the sole cost and expense of the Manager and shall not be considered a Capital Contribution or taken into account in the calculation of Interests.  Budget overruns of 20% or less shall be considered costs and expenses of the Company, and shall be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.

Emergency or Unexpected Expenditures.  In case of an emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Laws.  The Manager may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4, subject to Section 5.5.  The Manager shall promptly provide notice to the Members of the emergency or unexpected expenditure, and shall be reimbursed for all resulting costs by the Company, which costs shall be funded by the Members making additional Capital Contributions to the Company under Sections 3.3 and 3.4 in proportion to their respective Interests at the time the emergency or unexpected expenditures are incurred.

Reports.  The Manager shall promptly submit to the Management Committee the following reports:

(a)            within 30 days after the end of each calendar quarter, a quarterly statement of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding calendar quarter;

(b)            within 30 days after the end of each calendar quarter, a quarterly progress report that include statements of expenditures and comparisons of such expenditures to the adopted Budget;

(c)            periodic summaries of data acquired by or on behalf of the Company;

(d)            a detailed final report within 30 days after completion of each Program and Budget, which report shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

(e)            such other reports as the Management Committee may reasonably request.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 24

Inspection Rights; Member Securities Law Compliance.

(a)            Upon at least 5 Business Days written request to the Manager and during normal business hours, the Manager shall (a) provide to the Representatives, accountants, advisors and other representatives of each Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, Company, accounting and financial records, including all books and records, minutes of proceedings, committee materials, reports of operations, reports of adverse developments and other information in the possession or control of the Manager pertaining to the Company or the Operations (but specifically excluding (i) internal communications between and among Skip Sub and its Affiliates and/or its and their respective advisors (including outside counsel) and (ii) information that constitutes a trade secret or is otherwise proprietary to a third party) and (b) at the sole risk of the requesting Member, and subject to the safety requirements of applicable Laws and the Manager’s reasonable safety policies and procedures, permit the Representatives, accountants, advisors and other representatives of each Member to inspect (including site visits) the Assets and Operations.  No more than one such inspection shall be requested by any Member during any calendar quarter.  The requesting Member shall use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Manager.  The cost and expense of any such access, inspection or copies shall be borne entirely by the requesting Member, and the requesting Member shall indemnify, defend and hold harmless the Company, the Manager and the Affiliates of the Manager, and their respective directors, officers, managers, employees and agents, from and against any Adverse Consequences for bodily injury or property damage arising from or caused by any such inspections.

(b)            In addition to the financial reporting and access rights of the Members under this Agreement, each Member and its designated agents shall have the right to (i) visit and inspect the Properties of the Company or any of its subsidiaries (if any), (ii) discuss the affairs, finances and accounts of the Company or any of its subsidiaries (if any) with the Company’s officers, employees and any independent public accountant engaged with respect to the Company and/or the Company’s Assets, and (iii) review and copy such information for the preparation of, and inclusion of disclosure in, any Member Filing (hereinafter defined), including, without limitation, corporate, operating, financial and similar records, financial statements, reports, and documents of the Company or any of its subsidiaries (if any), at such reasonable times and as often as may be reasonably requested by such Member, and without unreasonably interfering with Operations or the other business and operations of the Manager, as necessary for such Member or any of its Affiliates to comply with applicable reporting and filing requirements under foreign, federal or state securities laws, or other applicable Laws, including, without limitation, as may be requested by a Member or any of its Affiliates to timely prepare and file with the Securities and Exchange Commission or other applicable regulators any and all current and periodic reports, proxy statements or similar filings that such Member or any of its Affiliates may file under the Exchange Act or other applicable Laws, and to timely prepare and file with the Securities and Exchange Commission or other applicable regulators any registration statements or similar filings that such Member or any of its Affiliates may file under the Securities Act or other applicable Laws (each such filing made by a Member or any of its Affiliates, a “Member Filing”).  The Company and its officers shall execute and deliver such certificates, affidavits, representation letters and similar documents as any Member or its Affiliates or their respective independent auditors may reasonably request in connection with any Member Filing. In connection with any financial statements provided to the Members, the Manager shall also notify each Member of any significant transactions or events that it is aware of, but that are not disclosed within the financial statements.

(c)            The Manager shall cause the Company to use reasonable efforts to obtain the consents of any independent public accountant engaged with respect to the Company and/or the Company’s Assets to include, or incorporate by reference, the reports of such independent public accountant with respect to any financial statements related to Company or the Company’s Assets required by applicable Laws to be included in the Member Filings, each dated as of the filing date of the applicable Member Filing or such other date as reasonably requested by the Member or any of its Affiliates.  Any additional cost of obtaining such consent from the independent public accountant shall be borne by the Member requesting such consent.  In addition, the Manager shall not, and shall cause the Company not to, object to the use of any such financial statements or consents in connection therewith.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 25

(d)            The Manager shall cause the Company to use reasonable efforts to cause to be delivered, upon the request by a Member or any of its Affiliates, at such requesting Member’s expense, “comfort” letters of any independent public accountant engaged with respect to the Company and/or the Company’s Assets, each dated as of a date as reasonably requested by such Member or any of its Affiliates and addressed to such Member or such Member’s specified Affiliates or such other party or parties as a Member may reasonably request (including, without limitation, in connection with any underwriters of public debt or equity offerings), with regard to financial statements and financial information related to the Company and/or the Company’s Assets included in, or incorporated by reference into, any Member Filing, in form and substance customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with underwritten public debt or equity offerings.

(e)            The Manager shall cause the Company to provide each Member with access to such information as reasonably requested by a Member that shall enable such Member to determine the state of the Company’s internal controls over financial reporting. Such access shall include, without limitation, access to relevant portions of minutes of any committee of the Company and access to the relevant portions of the Company’s management letters and/or reports from the Independent Accountant.

(f)            The Manager shall take commercially reasonable efforts to cause the Company to be compliant in all respects with Section 404 of the Sarbanes-Oxley Act of 2002 as necessary for any Member to satisfy its own reporting obligations under applicable Laws.  The Manager shall consult with and update each Member on its compliance efforts on an ongoing basis at any Member’s reasonable request.  In connection with such consultation and updates, the Manager shall in good faith consider any advice or assistance offered by any Member or its designated agent in connection with its efforts to achieve and remain in compliance.

Financial Statements.

(a)            Preliminary Annual Financials.  Within 30 days after the end of each calendar year, the Manager shall deliver to the Members an unaudited copy of the financial statements (balance sheet, profit and loss statement and cash flows, but without all notes and disclosures) of the Company, together with a detailed report of costs and expenditures of the Company (including all costs and expenditures for which the Manager sought reimbursement) for such calendar year, prepared in accordance with the Accounting Standards.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 26

(b)            Independent Audit.  The Manager shall engage an independent, nationally reputable accounting firm selected by the Management Committee (the “Independent Accountant”) to conduct an independent audit of the financial statements of the Company for such calendar year.  The Manager shall use commercially reasonable efforts to facilitate the completion of that independent audit within 60 days after the end of each calendar year.  Promptly after the completion of such independent audit, the Manager shall deliver to each Member the financial statements prepared in accordance with the Accounting Standards, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity with respect to such calendar year or other accounting period, setting forth in each case in comparative form the figures for the previous year, which financial statements shall be accompanied by a copy of the report of the Independent Accountant on the financial statements of the Company, together with a detailed report of costs and expenditures of the Company (including all costs and expenditures for which the Manager sought reimbursement) for such calendar year prepared in accordance with the Accounting Standards reconciled to the financial statements audited by the Independent Accountant and to the monthly reports provided to the Members under Section 6.9.  All written exceptions to and claims (other than exceptions or claims based on fraud) upon the Manager by any Member relating to costs and expenditures incurred by or on behalf of the Company for such calendar year shall be made by notice to the Manager delivered not more than 3 months after receipt of the audit report and the related report of costs and expenditures or shall be deemed forever waived and released.

(c)            Quarterly Financials. Within 25 days after the end of each calendar quarter ending March 31, June 30 and September 30, the Manager shall deliver to the Members the unaudited financial statements prepared in accordance with the Accounting Standards, with respect to such calendar quarter, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity, in each case, setting forth in comparative form the figures for the previous year and a comparison to budgeted amounts.  Such financial statements shall be subject to audit by the other Member at any time at its request at its own expense.

ARTICLE VII
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

Distributions.

(a)            Generally.  Except as otherwise provided in this Article VII, the aggregate amount of all distributions to the Members and the timing of all such distributions shall be determined by the Manager.

(b)            Cash Distributions.  Except as provided in Sections 7.2 and 7.3, cash distributions shall be made to the Members pro rata in proportion to their respective Interests.

(c)            Distributions In Kind.  During the existence of the Company, no Member shall be entitled or required to receive as distributions from the Company any Company Asset other than money.  Upon the dissolution and winding-up of the Company, those Members that agree in writing may be distributed in‑kind undivided interests in the Assets of the Company in accordance with Section 9.4.  Except as otherwise provided in this Article VII or as otherwise determined by the Manager, (i) all distributions to the Members shall be in cash, (ii) no Member shall have the right to demand distributions in cash or in kind, and (iii) all distributions to the Members in kind shall be made to the Members pro rata in proportion to their respective Interests.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 27

(d)            Tax Distributions.  Notwithstanding other provisions of this Article VII, prior to making non-liquidating distributions pursuant to any other provisions of this Section 7.1, the Company shall make cash distributions (“Tax Distributions”) to the Members, pro rata in proportion to their relative positive Tax Distribution Amounts, until all positive Tax Distribution Amounts are reduced to zero.  Amounts withheld and paid to a tax authority with respect to a Member shall be treated as Tax Distributions made to the Member.  Tax Distributions shall (i) be treated (for purposes of Section 7.1, but not for Capital Account purposes) as nonrecourse advances on future distributions payable to the Members under Section 7.1, (ii) reduce amounts otherwise distributable under the preceding provisions of this Section 7.1 to the recipient Members as quickly as possible, and (iii) reduce the Capital Account balances of the recipient Members in the same manner as other distributions.  The Company shall use commercially reasonable efforts to cause Tax Distributions to be made within 30 days after the end of each calendar quarter, based on the Tax Distribution Amounts of each Member as of the end of each such quarter after giving effect to allocations pursuant to Exhibit C for such quarter.

Liquidating Distributions.  Notwithstanding Section 7.1, all distributions made in connection with the sale or exchange of all or substantially all of the Company’s Assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account the adjustments to the Capital Accounts under Section 5.2 of Exhibit C, all allocations of items of Profit and Loss under Article III of Exhibit C, all sales of Products and all distributions through the date of the final distribution.  All distributions to the Members under this Section 7.2 shall be made in accordance with the time requirements under Treasury Regulations §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

Disposition of Products.

(a)            With respect to the processing or other beneficiation of Products prior to their shipment to a smelter or refinery, the Members hereby agree that the Company, at the Manager’s discretion, may enter into a toll milling agreement with FGMI.  A framework for the form of the Toll Milling Agreement is attached hereto as Exhibit F.  The Members further agree that the Manager may negotiate the final terms and conditions of the Toll Milling Agreement and enter into and deliver the Toll Milling Agreement without any further approval from the Management Committee, and that in negotiating the final form of Toll Milling Agreement with FGMI, the Manager may agree to such changes to the form as the Manager may deem reasonably necessary, after consultation with the other Member; provided, however, that the Manager may not agree to a profit margin payable to FGMI by the Company pursuant to Exhibit G of the Toll Milling Agreement in excess of 20% or any term (other than the nature and components of the costs charged by FGMI) that materially increases the allocation of liabilities to the Company pursuant to the Toll Milling Agreement without the unanimous approval of the Management Committee.

(b)            On a monthly basis, or more frequently at the discretion of the Manager if settlements are received from the refiner more frequently than monthly, and not later than five (5) days after the end of each calendar month or such settlement, all Refined Gold and Refined Silver credited to Peak Gold’s Metals Account during the previous month or with respect to such settlement shall be apportioned between Skip Sub and CORE Alaska in accordance with their relative Interests on the last day of that month, with the portion apportioned to Skip Sub referred to as “Skip Sub Products,” and the portion apportioned to CORE Alaska referred to as “CORE Alaska Products” and those Products shall be sold by the Company to each Member at the Applicable Spot Price minus 1.75%.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 28

(c)            Any costs and expenses attributable to the disposition of Products under the Toll Milling Agreement shall be apportioned between the Members in accordance with their relative interests in the Products being disposed of.

(d)            Any costs of the Company for severance taxes, net proceeds taxes, ad valorem taxes and other taxes, fees or royalties imposed (including any potential federal royalties or fees that may be imposed in the future) in connection with the production, sale or disposition of Products shall be an expense of the Company subject to quarterly capital calls under Section 3.4 (“Quarterly Capital Calls”).  To the extent a Member fails to contribute to Quarterly Capital Calls or timely make such reimbursements, the Manager shall have the right, but not the obligation, to recover from amounts otherwise distributable to such Member such amounts as are necessary to cover that Member’s share of such costs.  Any amounts so recovered shall be treated as distributed to the Member and contributed by the Member as part of a Quarterly Capital Call.

(e)            If a Member either (i) fails to contribute to an adopted Program and Budget that provides for Capital Contributions for operating costs, or (ii) fails to make required Capital Contributions for operating costs under Section 3.5, then the Manager may recover from amounts otherwise distributable to such Member such amounts as are necessary to pay that Member’s share of the operating costs, and shall treat the amounts so recovered as having been distributed to the Member and contributed by the Member to the Company as otherwise required.  In the event of such action, the Non-Contributing Member’s Interest shall not be reduced under Section 3.5(c) unless and only to the extent that the amounts so recovered are insufficient to pay the Member’s share of operating costs.  For purposes of this Section 7.3(e), “operating costs” shall not include any capital expenditures, other than replacement capital costs.

(f)            If a Member fails to make a payment to the other Member required under Section 4.13, the Member to whom the payment is owed may request that the Manager (and the Manager shall) offset the amount owed to the Member against any distributions to the Member who failed to make the required payment.

Toll Milling Agreement - CORE Alaska Rights and Manager Obligations.

(a)            The Manager shall cause the Company to put ore control measures in place to enable the Company to differentiate between Conforming Ore and Non-Conforming Ore (as those terms are defined in the Toll Milling Agreement), and shall use commercially reasonable efforts to cause the Company not to deliver any Non-Conforming Ore to the Fort Knox Mill (as defined in the Toll Milling Agreement).

(b)            The Manager shall not permit the Toll Milling Agreement to be terminated for any reason without providing CORE Alaska written notice of such termination at least eighteen months prior to such termination.

(c)            The Manager shall cause any third parties that are engaged by the Company in connection with activities directly related to the Toll Milling Agreement to be contractually obligated to conduct their services in a manner that enables the Company to comply with its obligations under the Toll Milling Agreement.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 29

(d)            The Manager shall cause the Company to provide CORE Alaska with access, pursuant to Section 6.10, to all reports, statements, notices, requests, consents, claims, demands, waivers, and other required or material communications delivered by (i) FGMI to the Company pursuant to the Toll Milling Agreement or (ii) the Company to Royal Gold pursuant to the Omnibus Royalty Agreement.

(e)            The Manager shall notify CORE Alaska at least ten (10) Business Days prior to the Company performing any inspections or audits pursuant to the Toll Milling Agreement and shall permit CORE Alaska to participate in and attend such inspections or audits at its own expense.  If the Company has gone a period of at least three (3) months without performing any permitted inspections or six (6) months without performing any permitted audits under the Toll Milling Agreement, CORE Alaska shall have the right to cause the Company to perform such inspection or audit and participate in and attend such inspection or audit, on dates and times mutually agreeable to the Members.

(f)            Before any Ore (as defined in the Toll Milling Agreement) is shipped to FGMI under the Toll Milling Agreement, the Manager shall have caused the Company to enter into, and caused FGMI (in connection with the Toll Milling Agreement) to agree to comply with, a written commingling protocol mutually agreeable to the Manager and Royal Gold, acting reasonably, addressing: (a) the requirement that prior to any commingling, the Ore shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals, and other appropriate content, (b) the requirement that representative samples of the Ore and FGMI Ore or Other Ore (as available) shall be retained by the Company (or FGMI) and assays (including moisture and penalty substances) and other appropriate analyses of the samples shall be made before commingling to determine metal, commercial minerals, other appropriate content, and metallurgical performance, (c) the need for reasonable evidence that commingling of Ore with FGMI Ore and/or Other Ore (as those terms are defined in the Toll Milling Agreement) will not disproportionately disadvantage the Company’s interest in such Ore relative to FGMI’s interest in FGMI Ore or Other Ore, including any disadvantage on recovery of any payable metal contained in such ore; and (d) a process for the parties to periodically review the processing procedures for any required adjustments; provided that the Manager shall provide CORE Alaska an opportunity to review and comment on the written commingling protocol prior to agreeing to such protocol with Royal Gold.  The Company shall cause FGMI to keep records showing moisture, assays of metal, commercial minerals, and other appropriate content and penalty substances and gross metal content of the Ore and, when available, records showing appropriate content of FGMI Ore and/or Other Ore (and shall provide copies of the same to CORE Alaska).

(g)            The Company shall permit CORE Alaska to observe the sampling, determination of tons and grade, umpiring, and reconciliation processes under the Toll Milling Agreement, at its own cost and expense.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 30

ARTICLE VIII
TRANSFERS AND ENCUMBRANCES
OF INTERESTS

Restrictions on Transfer.  Except for Permitted Transfers, Permitted Encumbrances and Permitted Interest Encumbrances, no Member shall Transfer or create an Encumbrance on all or any part of its Interest.  Any attempted Transfer of, or creation of an Encumbrance on, all or any portion of an Interest not in accordance with the terms of this Article VIII shall be null and void and of no legal effect.

Permitted Transfers and Permitted Interest Encumbrances.

(a)            To the extent not otherwise prohibited under Section 8.3, the following Transfers (“Permitted Transfers”) are permitted:

(i)            A Member may Transfer all or any portion of its Interest to an Affiliate of such Member without the approval of the other Member or the Manager or any other Person;

(ii)            A Member may Transfer all or any portion of its Interest to the other Member without the approval of the Manager or any other Person;

(iii)            A Member may Transfer all or any portion of its Interest to any Person with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed if, in the reasonable determination of such other Member, the transferee has the financial capacity to carry out the Capital Contribution and other financial obligations of the transferring Member under this Agreement and the transferee is not a competitor of the Member whose approval for the Transfer is requested;

(iv)            A Member may Transfer all or any portion of its Interest in connection with the merger, amalgamation, consolidation or reorganization of such Member with or into any other Person without the approval of the other Member or the Manager or any other Person; provided, that the surviving entity in such merger, amalgamation, consolidation or reorganization (A) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member, and (B) is subject to all or substantially all of the liabilities and obligations of the transferring Member; and

(v)            A Member may Transfer all or any portion of its Interest to any Person without the approval of the other Member or the Manager or any other Person; provided that such Member complies with the provisions of Section 8.4.  Any Permitted Transfer by Skip Sub of all of its Interests shall include all of its rights hereunder, including (A) its rights and duties as Manager, (B) its right to appoint two Representatives to the Management Committee, and (C) its rights under Section 8.4.  Any Permitted Transfer by CORE Alaska of all of its Interests shall include all of its rights hereunder, including its right to appoint one Representative to the Management Committee.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 31

(b)            To the extent not otherwise prohibited under Section 8.3, the following Encumbrances (“Permitted Interest Encumbrances”) are permitted:

(i)            A Member may create an Encumbrance on all or any portion of its Interest with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed;

(ii)            A Member may create an Encumbrance on all (but not less than all) of its Interest to secure debt for borrowed money incurred for the purpose of satisfying such Member’s Capital Contribution obligations under this Agreement without the approval of the other Member or the Manager or any other Person; and

(iii)            A Member may create an Encumbrance on its Interest to secure a loan or other indebtedness of a Member without the approval of the other Member or the Manager or any other Person.  Any such Encumbrance is and shall be expressly made subordinate to the security interest granted by a Member to the other Member under Section 3.6, and is and shall be expressly made subordinate to the terms of any pledge securing any obligation of the Company or any obligation of the granting Member to the Company or the other Member to the extent arising out or relating to the Company.

Notwithstanding that Permitted Interest Encumbrances are permitted, any transferee in connection with the foreclosure or a Transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance shall be subject to all of the provisions of this Agreement, and shall not be admitted to the Company as a substitute Member except as provided in Section 8.5.

Additional Limitations on Transfers and Encumbrances.  Notwithstanding Section 8.2:

(a)            If a Transfer or an Indirect Transfer is made that causes the termination of the Company as a partnership for Federal income tax purposes, the transferring Member and the transferee shall jointly and severally indemnify, defend and hold harmless the other Member and its Indemnified Member Parties from and against any and all Adverse Consequences arising from such tax termination;

(b)            No Transfer permitted by this Article VIII shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted before such Transfer, including as provided in Section 4.4;

(c)            The transferring Member and the transferee shall bear all tax consequences of any Transfer or Indirect Transfer;

(d)            If a Member Transfers less than all of its Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 32

(e)            No Member shall create an Encumbrance on all or any portion of an Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to the terms of any pledge or security interest of the Interest or portion thereof that secures any obligation of the Company; and

(f)            Only United States currency shall be used for Transfers for consideration.

Right of First Offer.

(a)            General.  At any time, and subject to the terms and conditions specified in this Section 8.4, each Member shall have a right of first offer if any other Member (the “Offering Member”), proposes to Transfer any of its Interest (the “Offered Interest”) to any Person other than pursuant to a Permitted Transfer (a “ROFO Transferee”).  Each time the Offering Member proposes to Transfer any Offered Interest (other than Transfers permitted pursuant to Section 8.2), the Offering Member shall first make an offering of the Offered Interest to the other Members in accordance with the following provisions of this Section 8.4.

(b)            Offer Notice.

(i)            The Offering Member shall give written notice (the “Offering Member Notice”) to the Company and the other Members stating its bona fide intention to Transfer the Offered Interest and specifying the material terms and conditions, including the price, pursuant to which the Offering Member proposes to Transfer the Offered Interest.

(ii)            The Offering Member Notice shall constitute the Offering Member’s offer to Transfer the Offered Interest to the other Members, which offer shall be irrevocable for a period of 45 days (the “ROFO Notice Period”).

(iii)            By delivering the Offering Member Notice, the Offering Member represents and warrants to the Company and each other Member that: (x) the Offering Member has full right, title and interest in and to the Offered Interest; (y) the Offering Member has all the necessary power and authority and has taken all necessary action to sell such Offered Interest as contemplated by this Section 8.4; and (z) the Offered Interest is free and clear of any and all Encumbrances other than Permitted Interest Encumbrances.

(c)            Exercise of Right of First Offer.  Upon receipt of the Offering Member Notice, each Member shall have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Interest by delivering a written notice (a “ROFO Offer Notice”) to the Offering Member and the Company stating that it offers to purchase such Offered Interest on the terms specified in the Offering Member Notice.  Any ROFO Offer Notice so delivered shall be binding upon delivery and irrevocable by the applicable Member.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 33

(d)            Consummation of Sale.  If no Member delivers a ROFO Offer Notice in accordance with Section 8.4(c), the Offering Member may, during the 120 day period following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any Government Approvals (the “Waived ROFO Transfer Period”)), Transfer all of the Offered Interest to a ROFO Transferee on terms and conditions no more favorable to the ROFO Transferee than those specified in the Offering Member Notice.  If the Offering Member does not Transfer the Offered Interest within such period or, if such Transfer is not consummated within the Waived ROFO Transfer Period, the right provided hereunder shall be deemed to be revived and the Offered Interest shall not be offered to any Person unless first re-offered to the Members in accordance with this Section 8.4.

(e)            Cooperation.  Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 8.4 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

Substitution of a Member.

(a)            Except as provided in Section 8.5(c), no transferee (by conveyance, foreclosure, operation of Law or otherwise) of all or any portion of an Interest shall become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative.  A transferee of an Interest that receives unanimous approval to become a Member shall succeed to all of the rights and interest of its transferor in the Company.  A transferee of a Member that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

(b)            Except as provided in Section 8.5(c), if a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member without the unanimous approval of the Representatives of the Management Committee, which approval may be withheld in the sole discretion of each such Representative.  Such a successor in interest that receives unanimous approval to become a Member shall succeed to all of the rights and interests of its predecessor in the Company.  A successor in interest that does not receive unanimous approval to become a Member shall not become a Member, and shall have no rights under this Agreement or the Act applicable to a Member.

(c)            Notwithstanding Sections 8.5(a) and (b), subject to compliance with Sections 8.3, 8.5(d), 8.6 and 8.7, a transferee of all or a portion of an Interest in connection with a Permitted Transfer or in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance shall automatically be admitted to the Company as a substituted Member with respect to the transferred interest without the consent of any other Member or the Management Committee.

(d)            No Transfer of any interest in the Company otherwise permitted under this Agreement, including a Permitted Transfer, shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor’s obligations to the extent of the interest Transferred, and shall have agreed to be bound by all the terms and conditions of this Agreement, by written instrument in form and substance reasonably satisfactory to the non-transferring Members.

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(e)            Upon the unanimous determination of the Management Committee that a transferee or the successor or representative of a Member has met the requirements for admission as a Member, the Manager shall have the authority and duty to amend this Agreement and to execute on behalf of the Members and the Company such amendments and other documents to the extent necessary to reflect the admission of such transferee as a substituted Member.

(f)            Upon the admission of a transferee as a substituted Member, the transferor shall have no further obligations under this Agreement with respect to that portion of its Interest Transferred to the transferee; provided, that no Member or former Member shall be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) or any obligation that under Section 11.13 survives the Transfer of all or any portion of a Member’s Interest, unless each other Member agrees in writing to any such release.

Conditions to Substitution.  As conditions to its admission as a Member, an assignee, transferee or successor of a Member shall (a) execute and deliver any instruments, in form and substance satisfactory to the non-transferring Members, as the non-transferring Members reasonably request, and (b) pay all reasonable expenses in connection with its admission as a substituted Member.

Admission as a Member.  No Person shall be admitted to the Company as a Member unless either (a) the Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities Laws or (b) the Company has received a favorable opinion of the transferor’s legal counsel or of other legal counsel acceptable to the non-transferring Members to the effect that the Transfer of the Interest to such Person is exempt from registration under those Laws.  The non-transferring Members, however, may waive the requirements of this Section 8.7.

Economic Interest Holders.  A transferee or successor to all or any portion of an Interest that is not admitted as a substituted Member of the Company shall be subject to all of the economic and non-economic obligations of a Member under this Agreement, including obligations to make Capital Contributions and reimbursement obligations, but shall not have any of the non-economic rights of a Member under this Agreement.  For clarity, the non-economic rights of a Member include, without limitation, rights to vote, consent or approve matters under this Agreement, inspection rights, audit rights, rights to indemnification, and all rights to make any claims or demands against the Company, any Member or the Manager under this Agreement, the Act or otherwise.  Each Member, by execution of this Agreement, acknowledges and agrees that any of its transferees or successors that is not admitted as a substituted Member of the Company shall be bound by this Section 8.8 and the other provisions of this Agreement.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 35

ARTICLE IX
RESIGNATION, DISSOLUTION AND LIQUIDATION

Resignation.  A Member may resign from the Company only pursuant to the provisions of this Section 9.1.

(a)            Resignation for Default in Making Capital Contributions.  Upon the deemed resignation of a Delinquent Member under Section 9.1(c), such Delinquent Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of any Encumbrances created by, through or under the Delinquent Member, subject to the provisions of Section 9.1(e).  Other than the consideration described in the previous sentence and the rights of such Member that under Section 11.13 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(a) shall be for no consideration whatsoever.

(b)            Voluntary Resignation.  Any Member may resign from the Company for any reason or no reason effective as of the end of the then current Program and Budget period by giving written notice to the other Member not later than sixty (60) days before the end of such Program and Budget period.  Upon such resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the resigning Member, for no consideration whatsoever, other than the rights of such Member that under Section 11.13 expressly survive the resignation of a Member.

(c)            Involuntary Resignation - Elimination of Minority Interest.  A Member shall be deemed to have resigned from the Company as a Member under section 18-306(2) of the Act upon the reduction of the Member’s Interest to less than 5%.  Upon the deemed resignation, the resigning Member shall, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the Member, in exchange for a payment equal to the Buyout Purchase Price as determined in accordance with Section 9.1(e).  Other than the consideration described in the previous sentence and the rights of the Member that under Section 11.13 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(c) shall be for no consideration whatsoever.

(d)            Actions Upon Resignation.  Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member’s Interest, the Member shall execute and deliver such instruments of assignment and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the other Member reasonably requests.

(e)            Buyout.  If at the time of any Capital Contribution, the Interest of a Non-Contributing Member or a Delinquent Member (referred to in this Section 8.1(e) as a “Diluted Member”) is or as a result of such Capital Contribution becomes less than five percent (5%), the other Member shall have the right to buy-out the remaining Interest of the Diluted Member for a purchase price (the “Buyout Purchase Price”) equal to the product of: (i) the applicable Dollar Value Per Basis Point of Diluted Member Percentage Interest multiplied by (ii) the product (stated in basis points) of (1) the applicable Diluted Member Post Funding Interest multiplied by (2) 100, where:

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(i)            “Diluted Member Attributable Share of Current Capital Call” means the result (in dollars) of (i) the amount of the relevant capital call (in dollars) multiplied by (ii) the Diluted Member’s Interest immediately prior to the capital call;

(ii)            “Diluted Member Post Funding Interest” means the result (stated as a percentage) of (i) the amount of the Diluted Member’s Capital Account (in dollars) immediately prior the capital call divided by (ii) the aggregate amount of both Members’ Capital Accounts immediately following the capital call (in dollars);

(iii)            “Buyout Factor” means the result (stated in basis points) of (a)(i) the Diluted Member’s Interest immediately prior to the capital call (stated as a percentage) minus (ii) the Diluted Member Post Funding Interest (stated as a percentage) multiplied by (b) 100; and

(iv)            “Dollar Value Per Basis Point of Diluted Member Percentage Interest” means the result (in dollars) of (i) the Diluted Member Attributable Share of Capital Call (stated in dollars) divided by (ii) the Buyout Factor (stated in basis points).

Non-Compete Covenant. A Member that has resigned or is deemed to have resigned or that has relinquished its Interest under Section 9.1, shall not, and shall cause its Affiliates not to, directly or indirectly acquire any interest in property within the Area of Interest or within the boundaries of the properties covered by the Tetlin Lease for 24 months after the effective date of the resignation, deemed resignation, or relinquishment.  If such former Member, or any Affiliate of such former Member, breaches this Section 9.2, such former Member shall or shall cause its Affiliate to offer to convey to the Company (or any other Person designated by the Company), without cost, any such property or interest so acquired.  Such offer shall be made in writing and may be accepted by the Company at any time within 90 days after its receipt by the Company.  In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any remaining Member, on behalf of the Company), may enforce this Section 9.2 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity of proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

Dissolution.  The Company shall be dissolved only upon the unanimous agreement of the Members.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 37

Liquidation.

(a)            Liquidator.  Promptly after the dissolution of the Company, the Manager shall appoint in writing one or more liquidators (who may be a Member or the Manager) who shall have full authority to wind up the affairs of the Company and to make a final distribution as provided in this Agreement.  The liquidator shall continue to conduct Operations with all of the power and authority of the Management Committee and the Manager.  Without limiting the previous sentence, the liquidator shall have the power and authority to complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of dissolution, if the transaction or obligation arises out of Operations before the time of dissolution.  The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, encumber Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.

(b)            Steps of Liquidator.  The steps to be accomplished by the liquidator are as follows:

(i)            As promptly as possible after dissolution, the liquidator shall cause a proper accounting to be made of the Company’s Assets, liabilities and Operations through the last day of the month in which the dissolution occurs.

(ii)            The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision for such debts and liabilities (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) to the extent required by the Act.

(iii)            The liquidator shall then by payment of cash or property (at the election of the liquidator, and, in the case of property, valued under Section 5.3 of Exhibit C) distribute to the Members such amounts or property as are required to distribute all remaining amounts or property to the Members in accordance with Section 7.2.

(c)            Distributions in Liquidation.  In connection with the liquidation of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company.  For purposes of this Section 9.4, a distribution of an Asset or an undivided interest in an Asset in-kind to a Member shall be considered a distribution of an amount equal to the fair market value of such Asset or undivided interest as determined under Section 5.3 of Exhibit C.  Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member under this Section 9.4.  Any real property, including any mineral interests, distributed to the Members shall be conveyed by special warranty deed subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members receiving such real property.  The distribution of cash or property to the Members in accordance with the provisions of this Section 9.4 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property.  Without limiting the provisions of this Agreement that under Section 11.13 survive the termination of the Company, no Member shall have any obligation to contribute to the Company or pay to any other Member any deficit balance in such Member’s Capital Account.

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(d)            Compliance with Laws; Timing.  Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable Laws pertaining to the winding up of the affairs of the Company and the final distribution of its Assets.  Liquidation of the Company shall be completed within the time limits imposed by Treasury Regulations section 1.704-1(b)(2)(ii) and (g).

Termination.  Upon the completion of the distribution of the Company’s Assets as provided in Section 9.4, the Company shall be terminated and the liquidator shall file a certificate of cancellation of the certificate of formation of the Company and shall take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X
AREA OF INTEREST; ABANDONMENT

Acquisitions Within Area of Interest.

(a)            General.  Except for any additional interests that CORE Alaska acquires in the State Claims that are subject to the Company’s option under the Option Agreement and as provided in this Section 10.1, no Member shall, or permit any of its Affiliates to, acquire any interest or right to acquire any interest in any real property, minerals or water rights relating to real property wholly or partially within the Area of Interest (collectively, “Covered Real Property”), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, at any time until the earlier of (i) the termination of the Company and (ii) the date that is 24 months after the date that such Person no longer is a Member in the Company for any reason not addressed in Section 9.2.  In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow without the necessity proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy. For purposes of this Section 10.1, the term “Affiliate” does not include the Company.

(b)            Notice to Other Member.  Within 20 days after the acquisition by any Member (the “Acquiring Member”) or any Affiliate of the Acquiring Member of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member shall provide written notice to the other Member of such acquisition.  The Acquiring Member’s notice shall describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions.  In addition to the notice, the Acquiring Member shall make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.

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(c)            Option Exercised.  If, within 15 days after receiving the Acquiring Member’s notice, the other Member provides notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member shall, or shall cause its Affiliate to, convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire interest or right to acquire the Covered Real Property (or if to the other Member, a proportionate undivided interest in the Covered Real Property based on the Interests of the Members), free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed.  If conveyed to the Company, the Covered Real Property shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate.  Such other Member shall promptly pay to the Acquiring Member its proportionate share based on Interests of the Acquiring Member’s and its Affiliates’ actual out-of-pocket acquisition costs.

(d)            Option Not Exercised.  If the other Member does not give notice of its election to participate within the 15-day period in Section 10.1(c), neither such other Member nor the Company shall have any interest in the Covered Real Property, and the Covered Real Property shall not be a part of the Properties or otherwise be subject to this Agreement.

Surrender or Abandonment of Property.  The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties comprising State of Alaska updated mining claims (“Claims”).  If the Management Committee authorizes such surrender or abandonment over the objection of a Member, subject to the terms of any Company indebtedness or other contractual or legal restrictions binding on the Company, the Member that desires to retain such Claims shall be distributed such Claims without cost to such Member by special warranty deed, free and clear of all Encumbrances created by, through or under the Member that desires for such Claims to be surrendered or abandoned (but subject to any Encumbrances previously created thereon by the Company or existing at the time such Claims were acquired by the Company), which Claims the Members agree shall be assigned an agreed fair market value as of the time of distribution of zero dollars.  As and to the extent provided in Section 4.4, the Member that desires to abandon or surrender such Claims shall remain liable to reimburse the acquiring Member and its Indemnified Member Parties for its share (determined by Interests as of the date of such distribution) of any Adverse Consequences with respect to such Claims, including Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after the date of such distribution, arising out of activities before the date of such distribution.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 40

ARTICLE XI
MISCELLANEOUS

Confidentiality.

(a)            Subject to Section 11.1(b), each Member and the Manager shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information that it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member (including in its capacity as the Manager).

(b)            Notwithstanding Section 11.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Interest or the Assets, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 11.2.

(c)            As to any disclosure under clause (i), (ii) or (iii) of Section 11.1(b), (i) the disclosing Member or Manager shall give notice to the other Member concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members and the Manager are obligated under this Section 11.1, and (iv) the disclosing Member or Manager shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member or Manager.

(d)            A Member or Manager shall continue to be bound by this Section 11.1 until the earlier of (i) the date that is 2 years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation or deemed resignation of such Member or Manager or the Transfer by such Member of its entire Interest), and (ii) the date that is 2 years after the resignation or deemed resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member or the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 11.1 shall survive indefinitely.

Public Announcements.  Any Member may issue any press release or make any public disclosure concerning the Company or Operations that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates; provided that if a Member or any of its Affiliates intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Member before issuing the press release or making the disclosure, and provided further that CORE Alaska shall use commercially reasonable efforts to provide Skip Sub an opportunity to review and comment on any such disclosure.  Except as provided in the previous sentence, neither the Company, any Member, the Manager, nor any of their respective Affiliates, shall issue any press release or make any public announcement relating to the Company or Operations without the prior written approval of the Management Committee.

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Notices.  All notices to the Members or the Manager shall be in writing to the applicable address on the signature page to this Agreement, and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested.  All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt.  A Member or Manager may change its address by notice to the other Members.

Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

Waiver.  Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member or Manager to be charged with the waiver.  The failure of a Member or the Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Member’s or the Manager’s rights thereafter to enforce any provision or exercise any right.

Amendment.  Except for (a) amendments executed by the Manager in connection with the admission of additional or substituted Members under Sections 2.6 or 8.5(e), and (b) deemed amendments under Section 11.7, notwithstanding the definition of “limited liability company agreement” contained in section 18-101(7) of the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement shall be valid or shall constitute part of the “limited liability company agreement” of the Company unless it is made in a writing duly executed by each Member, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement.  To the extent reasonably possible, minutes, resolutions and consents of the Management Committee that are executed or approved by at least one Representative of each Member shall be read in a manner consistent with this Agreement.  To the extent of any irreconcilable conflict between any provision of this Agreement and any such minutes, resolutions or consents, this Agreement shall control.  Under no circumstances shall any consent or approval of the Management Committee that is not executed or approved by each Member or at least one Representative of each Member amend, restate, modify or supplement this Agreement.

Severability.  If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of a court of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court has held to be valid and enforceable.  Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

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Force Majeure.  Except for any obligation to make Capital Contributions or other funding or payment obligations when due under this Agreement, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event.  The affected Member or Manager shall promptly give notice to the other Member of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration.  The affected Member or Manager shall resume performance as soon as reasonably possible.

Rules of Construction.  Each Member, Manager or other party to or bound by this Agreement acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Interest or other interest in the Company.  Each such party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

Governing Law.  This Agreement, and the rights and liabilities of the Members under this Agreement, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules as to conflicts of Laws that would apply the Laws of another state.

Waiver of Jury Trial; Consent to Jurisdiction.  THE PARTIES TO AND BOUND BY THIS AGREEMENT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR OTHERWISE RELATING TO THE COMPANY OR OPERATIONS, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH SUCH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE A TRIAL BY JURY.  Each party to or bound by this Agreement agrees and consents to be subject to the exclusive jurisdiction of the Delaware Court of Chancery and the appellate courts sitting in the State of Delaware in any action or proceeding seeking to enforce any provision of or based on any right arising under or relating to this Agreement or otherwise relating to the Company or Operations.

Further Assurances.  Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

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Survival.

(a)            Resignation, Relinquishment, Redemption and Transfer.  After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Interest, or the Transfer by a Member of its entire Interest in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release, (ii) remain liable to each other Member and former Member and their respective Indemnified Member Parties for its reimbursement and indemnification obligations under Sections 4.3 and 4.4, and (iii) shall continue to have the right to enforce the indemnification and reimbursement obligations of the Company, the other Members and the former Members under Sections 4.2, 4.3 and 4.4 with respect to actions, omissions or events occurring before the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, notwithstanding any amendment, restatement, modification or supplement to this Agreement adopted after the date of such resignation, deemed resignation, relinquishment, redemption or Transfer that attempts to limit or restrict such rights.  In addition, a former Member shall continue to be subject to its obligations, if any, under Section 9.2 after the resignation or deemed resignation of such former Member.

(b)            Dissolution, Liquidation and Termination.  After the dissolution, liquidation and termination of the Company, (i) each Person that was a Member as of the date of the dissolution of the Company shall be entitled to copies of all information acquired by or on behalf of the Company on or before the date of termination and not previously furnished to such Person, (ii) if any former Member continues to own all or any portion of the Properties, each Person that was a Member as of the date of dissolution of the Company shall continue to have rights of ingress and egress to such Properties for purposes of ensuring Environmental Compliance, and (iii) each former Member (regardless whether such Person was a Member as of the date of the dissolution of the Company) shall remain liable for (A) its indemnification and reimbursement obligations under Sections 4.3 and 4.4, subject to Section 4.5, and (B) its Capital Contribution obligations under Sections 3.3 and 3.4, but only in the case of this clause (B) to the limited extent provided in Section 5.6(e).

(c)            Survival of Provisions.  The provisions of this Agreement shall survive any event described in Section 11.13(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Manager or other Persons in whose favor such provisions run.

No Third Party Beneficiaries.  Except to the extent specifically provided in this Agreement with respect to the Indemnified Member Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members, the Manager and the Representatives, and no other Person (including any creditor of the Company, the Members, the Indemnified Member Parties and the Manager), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement.  Except as specifically provided in this Agreement, no Person (including any named third party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 44

Entire Agreement.  This Agreement and the CORE Membership Interest Purchase Agreement contain the entire understanding of the Members and the Manager with respect to the Company and supersede all prior agreements, understandings and negotiations relating to the subject matter of this Agreement and the CORE Membership Interest Purchase Agreement.

Parties in Interest.  This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Members and the Manager, and shall be binding upon the successors and assigns of the Members and the Manager (whether or not permitted).  In the event of any conflict between this Agreement, on the one hand, and the CORE Membership Interest Purchase Agreement, on the other hand, the terms of this Agreement shall control.

Counterparts; Delivery by Electronic Transmission.

(a)            This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.  Documents executed, scanned (in .PDF or similar reprographic format), and/or executed electronically using electronic signature software (e.g. DocuSign or similar software),or similar methods (each a method of “Electronic Execution”) and transmitted electronically shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such Electronic Execution having the same legal and binding effect as original signatures.  The parties agree that this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties the same as if it were physically executed.  The parties (a) consent to the Electronic Execution of this Agreement and the use of electronic signatures, (b) intend to be bound by the signatures on any document delivered via Electronic Execution, (c) are aware that the other party will rely on such Electronic Execution and electronic signatures and (d) waive any defenses to the enforcement of the terms of this Agreement based on Electronic Execution or electronic signatures.

(b)            This Agreement and any amendments hereto, to the extent signed and delivered by means of .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in-person.  No party or any party to any such contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of .PDF or other electronic transmission as a defense to the formation of a contract and each party forever waives any such defense.

Rule Against Perpetuities.  The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Properties, in an Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.  If, however, any such violation should inadvertently occur, the provisions of this Agreement shall be revised in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

[Signatures on Next Page]

Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC: Page 45

The parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:
Skip Sub, Inc.
Address:
5075 S Syracuse Street, 8th Floor,	By: /s/ Martin D. Litt
Denver, Colorado 80237 Attention: Martin D. Litt	Name: Martin D. Litt Title: President, Secretary and General Counsel
Email:	Date: October 1, 2020

CORE Alaska, LLC
Address:
3700 Buffalo Speedway, Suite 925 Houston, Texas 77098	By: /s/ Rick Van Nieuwenhuyse Name: Rick Van Nieuwenhuyse
Attention: Rick Van Nieuwenhuyse	Title: President and Chief Executive Officer
Email:	Date: October 1, 2020

COMPANY:

Peak Gold, LLC
By: Skip Sub, Inc.
Its: Manager

Address:
5075 S Syracuse Street, 8th Floor, Denver, Colorado 80237	By: /s/ Martin D. Litt Name: Martin D. Litt
Attention: Martin D. Litt	Title: President, Secretary and General Counsel
Email:	Date: October 1, 2020

Schedule 3.2

to Amended and Restated Limited Liability Company Agreement of Peak Gold, LLC

(a)            Skip Sub Capital Contributions and Capital Account Balance--$92,500,000

(b)            CORE Alaska Capital Contributions and Capital Account Balance--$39,642,857

APPENDIX A

Defined Terms

1.            Defined Terms.  As used in the Agreement, the following capitalized terms have the following meanings given:

“Accounting Procedure” means the accounting and other procedures in Exhibit B.

“Accounting Standards” means IFRS or other generally accepted accounting principles.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Adverse Consequences” mean with respect to a Person, claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person, including, if the Person is a Member, any of the foregoing suffered or incurred by the Company to the extent funded by Capital Contributions of the Member to the Company, but excluding any diminution in the value of the Company or its Assets or any Interest.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person.  Notwithstanding the previous sentence, the Company shall not be considered an Affiliate of either Member or any of their respective Affiliates.

“Applicable Spot Price” means, for any refined gold or refined silver, the arithmetic average of the relevant daily quoted price for a relevant mineral over the previous 5 Business Days, which quoted price (a) for gold shall be the Reference Price (Gold), (b) for silver shall be the Reference Price (Silver), and (c) for all other minerals shall be the relevant LME official settlement quotation for such mineral, or if a price for the relevant mineral is not quoted by the LME, another generally accepted quotation for such mineral as identified by the Manager, acting reasonably.

“Area of Interest” means the area described as the “Area of Interest” in Exhibit A.

“Assets” means the Properties, Products and all other real and personal property, tangible and intangible, including existing or after-acquired properties, and all contract rights, in each case held by the Company.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of Capital Contributions to be made by the Members with respect to a Program.

“Business” means the conduct of the business of the Company in furtherance of the purposes stated in Section 2.3 and in accordance with this Agreement.

“Business Account” means the account maintained by the Manager for the Company in accordance with the Accounting Procedure.

“Business Day” means any day on which federally chartered banks are generally open for business in Fairbanks, Alaska.

“Capital Account” means the capital account maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv).

“Capital Contribution” means, with respect to a Member, the sum of (a) the dollar amounts of any cash and cash equivalents contributed by the Member to the capital of the Company, plus (b) the fair market value, as agreed by all of the Members, or if they cannot agree, as determined by the Management Committee, of any property (other than cash or cash equivalents) contributed by the Member to the capital of the Company.  In the context of a proposed or adopted Program and Budget, Capital Contribution means the proposed or actual amount of capital that each Member is required to contribute to the Company from time to time to fund the Program and Budget.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) provided by the Company, a Member or the Manager, any of their respective Affiliates, or any of their respective employees or agents, to any of the foregoing that either (a) derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, or (b) that are designated by the providing Person as confidential, in each case including all analyses, interpretations, compilations, studies and evaluations based on the information, data, knowledge and know-how that are generated or prepared by or on behalf of the recipient of the information, data, knowledge or know-how.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to or actually continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contributed Capital” means the aggregate amount of Capital Contributions made by each Member to the Company; provided, however, that for purposes of determining Contributed Capital (but not for purposes of maintaining the Capital Accounts) after an election under Section 3.5(c) or Section 3.5(b)(iv)(A), (a) the Contributed Capital of the Non-Defaulting Member shall be increased by (i) the Default Amount; multiplied by (ii) the Dilution Multiple, and (b) the Contributed Capital of the Delinquent Member shall be decreased by (i) the amount calculated in clause (a) above; minus (ii) the Default Amount.  In the case of an election under Section 3.5(b)(iv)(A), the Default Amount shall equal the unpaid portion of the Default Loan and all accrued and unpaid interest.  The amount contributed on behalf of the Delinquent Member by the Non-Defaulting Member is not intended to affect the Members’ Capital Accounts.

“Control” means (a) when used as a verb, (i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise, and (ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise, and (b) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (a).

“CORE” means CONTANGO ORE, Inc., a Delaware corporation.

“CORE Membership Interest Purchase Agreement” means that Membership Interest Purchase Agreement dated September 29, 2020, pursuant to which Skip Sub acquired a 30% Interest in the Company from CORE Alaska.

“Default Rate” means a rate per annum equal to the lesser of (a) the Prime Rate plus three percentage points, and (b) the maximum non-usurious rate permitted by applicable Law.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements or infrastructure to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

“Dilution Multiple” means 2.00.

“Encumbrance” means any mortgage, deed of trust, security interest, pledge, lien, right of first refusal, right of first offer, other preferential right, profits interest, net profits interest, royalty interest, overriding royalty interest, conditional sale or title retention agreement, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established under Section 2.14 of Exhibit B.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all Adverse Consequences (including liabilities for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) that are asserted against the Company, either Member or the Manager, by any Person other than the other Members, arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties or emanating, migrating or threatening to emanate or migrate from the Properties to off-site properties, (b) physical disturbance of the environment, or (c) the violation or alleged violation of any Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.

“Existing Data” means (a) all records, information and data relating to title to the Properties or environmental conditions at or pertaining to the Properties, (b) all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, and (c) all production reports, accounting and financial records, and other material information, in each case pertaining to or developed in operations on the Properties in the possession of, or reasonably available to, Skip Sub or CORE Alaska as of the Effective Date.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required to delineate resources or reserves after discovery of potentially commercial mineralization, and all related Environmental Compliance.

“FGMI” means Fairbanks Gold Mining, Inc., a Delaware corporation.

“Force Majeure Event” means, with respect to the Manager or any Member, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant), (b) the inability to obtain on reasonably acceptable terms any Permit or private license, consent or other authorization, and any actions or inactions by any Governmental Authorities or private third parties that delay or prevent the issuance or granting of any Permits or other authorization required to conduct Operations beyond the reasonable expectations of the Member or Manager seeking the Permit or other authorization, including (i) the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within 24 months of initiation of that process, and (ii) an appeal of the issuance of a Permit or authorization that revokes, suspends or curtails the right under the Permit or authorization to conduct Operations, (c) changes in Law, and instructions, requests, judgments and orders of Governmental Authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (f) riots, civil strife, insurrections and rebellions, (g) fires, explosions and acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (i) existing or future pandemics or epidemics, (j) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (k) accidents, (l) breakdowns of equipment, machinery or facilities, (m) actions by native rights groups, environmental groups, or other similar special interest groups, and (n) other causes, conditions, events and circumstances, whether similar or dissimilar to the foregoing, beyond its reasonable control.

“Governmental Authority” means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments, recording or filing fees and other payments required by Law to be paid to any Governmental Authority to locate or maintain any licenses, permits, unpatented mining claims, concessions, fee lands, mining leases, surface leases or other tenures included in the Properties.

“IFRS” means International Financial Reporting Standards.

“Insolvency Event” means, with respect to a Person, the occurrence of any of the following events: (a) a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Person’s assets is appointed and the appointment is neither made ineffective nor discharged within 60 days after the making thereof, or the appointment is consented to, requested by, or acquiesced in by the Person, (b) the Person commences a voluntary case, or consents to the entry of any order for relief in an involuntary case, under any applicable bankruptcy, insolvency or similar Law, (c) the Person consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets, (d) the Person makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due, or (e) entry is made against the Person of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law.

“Interest” means, with respect to a Member (a) the limited liability company interest of the Member, including the Member’s Capital Account and share of items of Profit, Loss and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement, (b) the Member’s status as a Member, (c) all other rights, benefits and privileges enjoyed by the Member in its capacity as a Member, including the Member’s rights to vote, consent and approve those matters described in this Agreement, and (d) all obligations, duties and liabilities imposed on the Member under this Agreement in its capacity as a Member (but not in the capacity of a Manager or other capacity).  The Interest of a Member shall be reflected as a percentage, reflecting the percentage interest of the Member in certain allocations of items of Profit, Loss and credit and certain distributions of cash or property, as the percentage interest may from time to time be adjusted under this Agreement.  Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of 0.005 or more shall be rounded up to 0.01. Decimals of less than 0.005 shall be rounded down.  The initial Interests of the Members as of the Effective Date are in Section 3.1(a).

“Law” means all applicable federal, provincial, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“LBMA” means the London Bullion Market Association.

“LBMA Good Delivery Rules” means the Good Delivery Rules for Gold and Silver Bars – Specifications for Good Delivery Bars and Application Procedures for Listing, as amended from time to time.

“Leased Property” means the undivided 100% leasehold interest in certain fee lands in the Fairbanks Recording District, Alaska, covered by the Tetlin Lease and other certain lease and sublease agreements, as more particularly identified and described in Exhibit A.

“LME” means the London Metal Exchange or any successor to such organization.

“Loss” mean any item of loss or deduction of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the capital accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of deduction and loss.

“Member” and “Members” mean Skip Sub and CORE Alaska and any other Person admitted as a substituted or additional Member of the Company under this Agreement.  The term “Member” also includes a former Member, but only to the extent of any rights or obligations under this Agreement that expressly survive the resignation of the Member, the Transfer of the Member’s Interest or the dissolution and liquidation of the Company.

“Misconduct” means, with respect to a Member (a) an unauthorized act or assumption of liability by the Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except under the authority expressly granted in this Agreement or as otherwise agreed in writing by the Members, (b) a material breach by the Member in its capacity as a Member (but not in its capacity as a Manager or Representative) of any covenant contained in this Agreement, or (c) if the Member or an Affiliate of the Member is the Manager, a material breach by the Manager of any of its obligations under this Agreement that (i) constitutes a breach of its standard of care under Section 5.4, as limited by Section 5.5 and (ii) continues for 30 days after notice from any other Member demanding performance (unless the Manager in good faith disputes the existence of the material breach).

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products, and all related Environmental Compliance.

“Omnibus Royalty Agreement” means that Omnibus Second Amendment and Restatement of Royalty Deeds and Grant and Deed of Additional Royalty, dated September 29, 2020, by and among the Company and Royal Gold (as amended, modified, supplemented, and restated now or from time to time in the future).

“Operations” means the activities and operations of the Company.

“Option Agreement” means that Option Agreement, dated September 29, 2020 by and between Contango Minerals Alaska, LLC and the Company.

“Peak Gold’s Metals Account” means the metals depository account established for the Company with the applicable smelter or refiner under the Toll Milling Agreement.

“Permit” means any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority.

“Permitted Encumbrance” means, with respect to any Assets, (a) Encumbrances specifically approved by the Management Committee, (b) mechanic’s, materialmen’s or similar Encumbrances if payment of the secured obligation is not yet overdue or being contested in good faith, (c) Encumbrances for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or being contested in good faith, (d) Encumbrances existing at the time of, or created concurrent with, the acquisition of the Assets, (e) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with, materially impair or materially impede the Business or Operations or the value or use of the Assets, (f) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations that are incurred in the ordinary course of Operations on the Assets, and (g) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Assets, (ii) obligations or duties to any Governmental Authority with respect to any Permits and the rights reserved or vested in any Governmental Authority to terminate Permits or to condemn or expropriate property, and (iii) zoning or other land use or Environmental Laws of any Governmental Authority.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity.

“Prime Rate” means the interest rate quoted as “Prime” for U.S. dollars by The Royal Bank of Canada, at its head office, as the rate may change from day to day (which quoted rate may not be the lowest rate at which the bank loans funds).

“Products” means all ores, minerals and mineral resources produced from the Properties in whatever form, including concentrate, doré and precipitate.

“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a calendar year or any longer period.

“Properties” means (a) the Leased Property, together with all water and water rights, easements and rights-of-way, and other appurtenances attached to or associated with the Leased Property, and (b) all other interests in real property within the Area of Interest that are acquired by the Company.

“Reference Price (Gold)” means for any date, the “LBMA Gold Price” as quoted in U.S. Dollars by the ICE Benchmark Administration at 3:00 pm (London time) on such date; provided that, if the LBMA Gold Price ceases to be published, it shall be replaced for all purposes of this Agreement with a price commonly referenced for sale of gold bars refined to a minimum 995 parts per 1,000 fine gold and otherwise meeting LBMA Good Delivery Rules, for immediate delivery, in the most nearly comparable established market selected by the Manger, acting reasonably.

“Reference Price (Silver)” means for any date, the “LBMA Silver Price” as quoted in U.S. Dollars by the ICE Benchmark Administration at 12:00 pm (London Time) on such date; provided that, if the LBMA Silver Price ceases to be published, it shall be replaced for all purposes of this Agreement with a price commonly referenced for sale of silver bars refined to a minimum 999 parts per 1,000 fine silver and otherwise meeting LBMA Good Delivery Rules, for immediate delivery, in the most nearly comparable established market selected by the Manager, acting reasonably.

“Royal Gold” mean Royal Gold, Inc., a Delaware corporation.

“Royal Membership Interest Purchase Agreement” means that Membership Interest Purchase Agreement dated September 29, 2020, between Royal Gold and Skip Sub, Inc., pursuant to which Skip Sub acquired all of the membership interests in Royal Alaska, LLC, and subsequently caused Royal Alaska LLC’s Interests in the Company to be distributed to Skip Sub.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.

“Silver Royalty” means the Silver Royalty payable under the Omnibus Royalty Agreement.

“Skip Sub” means Skip Sub, Inc., a Delaware corporation.

“State Claims” means those State of Alaska unpatented mining claims covered by the Option Agreement.

“Tax Distribution Amount” means, with respect to each Member, the remainder of the amount calculated in clause (a) below minus the amount calculated in clause (b) below.

(a)            The amount under this clause (a) is the product of Tax Percentage multiplied by the remainder of (i) the cumulative amounts of items of income and gain allocated to the Member for federal income tax purposes for all periods (excluding gains from the sale of all or substantially all the assets of the Company), minus (ii) the cumulative amounts of items of deduction, loss and expense allocated to the Member for federal income tax purposes for all periods (excluding losses from the sale of all or substantially all of the assets of the Company).

(b)            The amount under this clause (b) is the cumulative distributions previously distributed to the Member pursuant to this Agreement for all periods.

“Tax Percentage” means a percentage (which percentage shall be the same for each Member regardless of such Member’s actual effective state or federal tax rates) established at the maximum marginal state and federal tax rates in effect for corporations resident in the State of Alaska for the calendar year to which the applicable Tax Distribution relates or such other rate as the Management Committee shall reasonably determine.  The Tax Percentage shall be 30.4 percent or such other percentage as reasonably determined by the Management Committee in accordance with the preceding sentence from time to time.

“Tetlin Lease” means the Minerals Lease, dated July 15, 2008 between the Native Village of Tetlin, a/k/a the Tetlin Village Council, and Juneau Exploration Company d/b/a Juneau Mining Company, as amended.

“Toll Milling Agreement” means a Toll Milling Agreement between the Company and FGMI, in the form attached hereto as Exhibit F.

“Transfer” means, with respect to any asset, including any Interest or other interest in the Company (including any right to receive distributions from the Company or any other economic interest in the Company), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of the asset, whether the disposition is voluntary, involuntary or by merger, exchange, consolidation, bankruptcy or other operation of Law, including (a) in the case of an asset owned by a natural person, a transfer of the asset upon the death of its owner, whether by will, intestate succession or otherwise, (b) in the case of an asset owned by a Person that is not a natural person, a distribution of the asset, including in connection with the dissolution, liquidation, winding up or termination of the Person (other than a liquidation under a deemed termination solely for tax purposes), and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on the asset; provided, that the creation of an Encumbrance on an asset shall not constitute a Transfer of the asset.  For purposes of this Agreement, a direct Transfer does not include the following, each of which shall be an “Indirect Transfer” for purposes of this Agreement: (x) the sale or other acquisition or disposition of the ultimate publicly-traded parent of either Member, or (y) a sale of Kinross Gold U.S.A., Inc. or its immediate parent, or a sale of all or substantially all of their respective assets.

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party, including the Tetlin Lease, to which the Company is a party.

2.            Terms Defined in the Agreement.  As used in the Agreement, the following terms have the meanings given in the Agreement where indicated below:

Defined Term	Where Defined
Acquiring Member	Section 10.1(b)
Agreement	Introductory paragraph
Amendments	Section 6.5
Buyout Purchase Price	Section 9.1(e)
Claims	Section 10.2
Company	Recitals
Contributing Member	Section 6.6(b)
CORE Alaska	Introductory paragraph
Covered Real Property	Section 10.1(a)
Default Amount	Section 3.5(a)
Default Loan	Section 3.5(b)
Delinquent Member	Section 3.5(a)
Diluted Member	Section 9.1(e)
Effective Date	Introductory paragraph
Electronic Execution	Section 11.17(a)
E-Sign Act	Section 11.17(a)
Excess Contribution	Section 6.6(b)
Indemnified Member Parties	Section 4.3(a)
Indemnifying Member	Section 4.3(a)
Independent Accountant	Section 6.11(b)
Indirect Transfer	Definition of “Transfer”
Initial Program and Budget	Section 6.1
Joint Funding	Section 3.3
Management Committee	Section 5.2(a)
Manager	Section 5.3
Non-Contributing Member	Section 6.6(a)
Non-Contribution Notice	Section 6.6(a)
Non-Defaulting Member	Section 3.5(a)
Offered Interest	Section 8.4(a)
Offering Member	Section 8.4(a)
Offering Member Notice	Section 8.4(b)(i)
Original LLC Agreement	Recitals
Permitted Interest Encumbrances	Section 8.2(b)

Permitted Transfer	Section 8.2(a)
Quarterly Capital Call	Section 7.3(d)
Representative	Section 5.2(a)
Requesting Member	Section 7.3(b)
ROFO Notice Period	Section 8.4(b)(ii)
ROFO Offer Notice	Section 8.4(c)(i)
ROFO Transferee	Section 8.4(a)
Royalty Value	Section 4.13
Tax Distribution	Section 7.1(d)
UETA	Section 11.17(a)
Unanimous Decision	Section 5.2(h)
Underfunded Amount	Section 6.6(a)
Waived ROFO Transfer Period	Section 8.4(d)

EXHIBIT A

Leased Property Description and Area of Interest

1.            Leased Property

A.           Those properties that are subject to the Mineral Lease between the Native Village of Tetlin, also known as the Native Village of Tetlin, and Grantor, dated as of July 15, 2008, as amended by (a) that Amendment No. 1 to Mineral Lease dated effective October 1, 2009, (b) that Amendment No. 2 to Mineral Lease dated effective June 1, 2011, (c) that Amendment No. 3 to Mineral Lease dated effective July 1, 2011, (d) that Amendment No. 4 to Mineral Lease dated effective December 3, 2012, and (e) that Amendment No. 5 to Mineral Lease dated effective April 1, 2013 (the “Tetlin Lease”).

B.            Those properties covered by that Sublease Agreement between Young’s Timber Inc. and Peak Gold, LLC, dated August 24, 2018.

C.            Those properties that are subject to the Lease Agreement between Curtis J. Freeman, Avalon Development Corporation and Peak Gold, LLC, dated February 28, 2020.

2.            Area of Interest

The Area of Interest means (i) all areas within the exterior boundaries of the “Land” as defined in Section 1.5 of the Tetlin Lease; and (ii)(a) until the expiration or termination of the Option Agreement, all areas within the exterior boundaries of any of the State Claims without regard to the validity of the State Claims, and (b) following expiration or termination of the Option Agreement, all areas within the exterior boundaries of any of the State Claims that were acquired by the Company pursuant to the Option Agreement without regard to the validity of the State Claims.

Exhibit A – Property Description and Area of Interest: Page 1

EXHIBIT B

Accounting Procedure

This Exhibit B describes the financial and accounting procedures to be followed by the Manager under the Agreement.  The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations.  It is the intent of the Members that no Member shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager.  The Members shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity.

ARTICLE I
GENERAL REQUIREMENTS

1.1            General Accounting Records.  The Manager shall maintain detailed and comprehensive accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes.  Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements.  The records shall reflect all obligations, advances and credits applicable to the Company or allocable to the Members.

1.2             Bank Accounts.  The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

1.3             Statements and Billings.  The Manager shall prepare monthly statements and bill the Members for Capital Contributions as provided in Sections 3.4 and Article V of the Agreement.  Subject to Section 6.11 of the Agreement, payment of any billing by a Member (including the Manager) shall not prejudice such Member’s right to protest or question the correctness of the billing or related monthly statement for up to 24 months after the date the billing or statement was received by the Member.  Subject to Section 6.11 of the Agreement, all written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 24-month period.  The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article V.

ARTICLE II
CHARGES TO BUSINESS ACCOUNT

Subject to the limitations contained in this Accounting Procedure, the Manager shall charge the Business Account with the costs, expenditures and other charges described in this Article II.

2.1            Rentals, Royalties and Other Payments.  All property acquisition and holding costs, including claim maintenance fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager that are necessary to acquire or maintain title to the Assets.

Exhibit B – Accounting Procedure: Page 1

2.2            Labor and Employee Benefits.

(a)            Salaries and Wages.  Salaries and wages of the Company’s or the Manager’s employees or the employees of the Manager’s Affiliates directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to the same.

(b)            Benefits.  The Manager’s, Company’s or Affiliate’s, as applicable, cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12.  Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages.  If percentage assessment is used, the rate shall be applied to wages or salaries including overtime but excluding bonuses.  Such rate shall be based on the Manager’s, the Company’s or the Affiliate’s, as applicable, cost experience and shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost of such charges to the Manager, the Company or the Affiliate, as applicable.

(c)            Benefit Plans.  The Manager’s, the Company’s or the Affiliate’s, as applicable, actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12 rather than benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12; provided, that the plans are limited to the extent feasible to those customary in the industry.

(d)            Employment Taxes.  Cost of Taxes imposed by any Governmental Authority that are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3            Materials, Equipment and Supplies.  The cost of materials, equipment, software and supplies (“Material”) purchased from unaffiliated third parties or furnished by the Manager or any Member as provided in Article III.  The Manager shall purchase or furnish only so much Material as may be required for use in efficient and economical Operations.  The Manager also shall maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

Exhibit B – Accounting Procedure: Page 2

2.4            Equipment and Facilities Furnished by Manager.  The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities.  Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5            Transportation.  Reasonable transportation costs, including accommodations and meals, incurred in connection with the transportation of the Manager’s, the Company’s or the Affiliate’s employees, material or ore related to the Operations.

2.6            Contract Services and Utilities.  The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.13.  If contract services are performed by the Manager or an Affiliate of the Manager, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.

2.7            Insurance Premiums.  Net premiums paid for insurance required to be carried for Operations for the protection of the Manager and the Members.  When the Operations are conducted in an area where the Manager or the Company, as applicable, may self-insure for Workmen’s Compensation or Employer’s Liability under state Law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs or the Company’s costs, as applicable, of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8           Damages and Losses.  All costs in excess of insurance proceeds necessary to repair or replace damages or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager.  The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report of such damages or losses has been received by the Manager.

2.9            Legal and Regulatory Expense.  Except as otherwise provided in Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Company.

2.10          Audit.  The cost of audits under Section 6.11 of the Agreement if requested by a Member and the costs of such audit are approved by the Management Committee.

2.11          Taxes.  All Taxes (except income Taxes and similar Taxes measured based on the income of a Member) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations.

2.12         District and Camp Expense (Field Supervision and Camp Expenses) and other Accommodations.  A pro rata portion of (a) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, (b) the costs of maintaining and operating an office (the “Manager’s Project Office”) and any necessary suboffice, (c) all necessary camps, including housing facilities and meals for employees, and (d) all other employee and contractor accommodations and meals, including hotels and other temporary housing, used for Operations.  The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment.  The total of such charges for all properties served by the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio, the numerator of which is the direct labor costs of the Operations and the denominator of which is the total direct labor costs incurred for all activities served by the Manager.

Exhibit B – Accounting Procedure: Page 3

2.13          Administrative Charge.

(a)            Amount of Charge.  Each month, the Manager shall charge the Business Account an “Administrative Charge” for each Phase of Operations equal to the following:

(i)            Exploration Phase:  5% of Allowable Costs.

(ii)            Development Phase:  3% of Allowable Costs.

(iii)            Mining Phase:  2% of Allowable Costs.

(b)            Defined Terms.  As used in this Exhibit, the following terms have the meanings indicated:

“Allowable Costs” means, for a particular Phase of Operations, all charges to the Business Account, excluding (i) the Administrative Charge, (ii) depreciation, depletion or amortization of tangible or intangible assets, and (iii) amounts charged under Sections 2.1 and 2.9.

“Phase” means the Exploration Phase, the Development Phase or the Mining Phase, as applicable.  Phases may be conducted concurrently, in which case Allocable Costs shall be reasonably allocated by the Manager to each such Phase and the Administrative Charge shall be calculated separately for Allowable Costs attributable to each Phase.

“Exploration Phase” means Operations conducted to ascertain the existence, location, extent or quantity, quality or commercial value of any deposit of ore or mineral, including drilling required to delineate resources or reserves after discovery of potentially commercial mineralization.  The Exploration Phase shall cease when a commercially recoverable reserve is determined to exist.

“Development Phase” means Operations conducted to access a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed assets, including all preparation (other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements or infrastructure to be used for the mining, handling, milling, processing or other beneficiation of Products.

“Mining Phase” means all Operations other than the Exploration Phase or the Development Phase, including the mining, extracting, producing, handling, milling or other processing of Products and Operations conducted after Mining has ceased.

(c)            Allocation Among Properties.  The monthly Administration Charge determined for each Phase shall be reasonably allocated among the Properties and all other properties served by the Manager during each monthly period on the basis of a ratio, the numerator of which shall equal the direct labor costs charged to a particular property, and the denominator of which shall equal the total direct labor costs incurred for the Properties and all other properties served by the Manager.

Exhibit B – Accounting Procedure: Page 4

(d)            Amounts Covered By Administrative Charge.  The Administrative Charge shall be a liquidated amount (in lieu of a separate management fee) to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each Phase of Operations, including the following principal business office expenses that are expressly covered by the Administrative Charge:

(i)            Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports, except for the Manager’s costs of initially establishing an accounting system for the Company and Operations, which may be charged to the Business Account in accordance with the other sections of this Article II;

(ii)            The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside fees of independent accountants, tax counsel or any other professional fees for accounting or financial work done on behalf of the Company or that the Management Committee may approve as a direct charge to the Business Account;

(iii)            Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Business Account under Section 2.9; and

(iv)            Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(e)            Annual Review.  The Management Committee shall annually review the Administration Charge and shall amend the methodology or rates used to determine the Administrative Charge if they are found to be insufficient or excessive.

2.14          Environmental Compliance Fund.  Costs of reasonably anticipated Environmental Compliance which, on a Program basis, may be determined by the Manager and shall be based on proportionate contributions in an amount sufficient to establish the Environmental Compliance Fund if established by the Manager, which through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and that will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. If the Manager elects to establish an Environmental Compliance Fund, the Manager shall invest amounts in the Environmental Compliance Fund as provided in Section 5.3(p) of the Agreement.

2.15          Community Support and Community Relation Costs.  Payments to the Village of Tetlin or other communities or community organizations to support economic, social or other community objectives related to Operations.

2.16          Other Expenditures.  Any reasonable direct expenditure, other than expenditures that are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

Exhibit B – Accounting Procedure: Page 5

ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1            Purchases.  Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer Taxes, less all discounts taken.  If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2            Material Furnished by the Manager or a Member.  Any Material furnished by the Manager or any Member from its stocks or distributed to either Member by the Company shall be priced on the following basis:

(a)            New Material:  New Material transferred from the Manager or Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where similar Material is available, at the weighted average cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (the “New Price”).

(b)            Used Material.

(i)            Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(A)            Used Material transferred by the Manager or a Member shall be priced at 75% of the New Price for such Material;

(B)            Used Material distributed to either Member shall be priced (1) at 75% of the New Price for such Material, if such Material was originally charged to the Business Account as new Material, or (2) at 65% of the New Price for such Material if such Material was originally charged to the Business Account as good used Material at 75% of the New Price.

(ii)            Other used Material that, after reconditioning will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at 50% of the New Price for such Material.  The cost of any reconditioning shall be borne by the transferee.

(iii)            All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.  Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

(c)            Obsolete Material.  Any Material that is serviceable and usable for its original function, but its condition is not sufficient to justify a price as provided above shall be priced by the Management Committee.  Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

Exhibit B – Accounting Procedure: Page 6

3.3            Premium Prices.  Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use.  The Manager shall give Notice of the proposed charge to the Company before the time when such charge is to be billed to the Members, whereupon any Member shall have the right, by providing Notice to the Manager within 10 days after the delivery of the Notice from the Manager, to furnish at the usual receiving point all or part of its proportionate share, based on Percentage Interests, of Material suitable for use and acceptable to the Manager.

3.4            Warranty of Material Furnished by the Manager or Members.  Neither the Manager nor any Member warrants the Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV
DISPOSAL OF MATERIAL

4.1            Disposition Generally.  The Manager shall have no obligation to purchase any surplus Material from the Company.  The Management Committee shall determine the disposition of major items of surplus Material; provided, the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by distributing such Material to the Members as provided in Section 4.2.

4.2            Distribution to Members.  Any Material to be distributed to the Members shall be made in proportion to their respective Percentage Interests, and corresponding credits shall be made to the Business Account on the basis provided in Section 3.2.

4.3            Sales.  Sales of Material to third parties shall be credited to the Business Account at the net amount received.  Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V
INVENTORIES

5.1            Inventories.  At reasonable times determined by the Manager, physical inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties.  The expense of conducting such physical inventories shall be charged to the Business Account.

Exhibit B – Accounting Procedure: Page 7

EXHIBIT C

Tax Matters

This Exhibit C shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed in this Exhibit C.

ARTICLE I
TAX REPORTING MEMBER AND TAX AUDITS

1.1            Designation of Tax Reporting Member. The Manager is designated the initial tax reporting member of the Company (the “Tax Reporting Member”).  Any successor Tax Reporting Member shall be designated by the Management Committee.  The Tax Reporting Member shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms after approval of the Management Committee.  If the Manager resigns or is removed, the Member serving as the Manager at the end of a taxable year shall continue as Tax Reporting Member with respect to all matters concerning that year. The Members shall furnish the Tax Reporting Member, within two weeks from the receipt of the request, the information the Reporting Member may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

1.2            Tax Audits under the TEFRA Rules.  This Section 1.2 shall apply with respect to taxable years of the Company that are not subject to the provisions related to partnership audits enacted in the Bipartisan Budget Act of 2015 (P.L. 114-74) (such rules, as may be amended from time to time, the “Revised Partnership Audit Rules”).  References in this Section 1.2 to Code Sections are to provisions of Subchapter C of Chapter 63 of Subtitle A as in effect prior to the Revised Partnership Audit Rules (the “TEFRA rules”).

(a)            Selection of the Tax Matters Partner. The Manager is designated the initial tax matters partner (the “TMP”) as defined in section 6231(a)(7) of the Code.  Any successor TMP shall be designated by the Management Committee.  The TMP shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms after approval of the Management Committee.  If the Manager resigns or is removed, the Member serving as the Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning that year unless the TMP for that year is required to be changed under applicable Treasury Regulations.  The TMP and the other Members shall use reasonable best efforts to comply with their responsibilities under this Article I and under sections 6221 through 6233 of the Code and the related Treasury Regulations, and in doing so shall incur no liability to the Company or any Member.

(b)            Information.  Each Member shall furnish the TMP with information (including information specified in section 6230(e) of the Code) reasonably requested by the TMP to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members under section 6223 of the Code.  The TMP shall keep each Member reasonably informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items under section 6223(g) of the Code.

Exhibit C – Tax Matters: Page 1

(c)            Inconsistent Treatment of Tax Item.  If an administrative proceeding under section 6223 of the Code begins, upon the request of the TMP, each Member promptly shall notify the TMP of the treatment by such Member of any partnership item on such Member’s federal income tax return that is inconsistent with the treatment of such item on the partnership return of the Company.

(d)            Extensions of Limitation Periods.  The TMP shall not extend the period of limitations under section 6229 of the Code without the prior approval of the Management Committee.

(e)            Requests for Administrative Adjustments.  No Member shall file a request for an administrative adjustment of partnership items under section 6227 of the Code without first providing notice to the other Members.  If the other Members consent to the filing within 30 days after the notice (or such shorter period as may be required to timely file the request), the TMP shall file the request on behalf of the Company.  If the other Members do not consent to the filing within the 30 days or shorter period, then any Member, including the TMP, may file the request on its own behalf.

(f)            Judicial Proceedings.  If any Member intends to file a petition under section 6226, section 6228 or any other section of the Code with respect to any partnership item, or other tax matter involving the Company, the Member shall notify the other Members of its intention and the nature of the contemplated proceeding.  If the TMP is the Member intending to file the petition, the notice shall be given within a reasonable time to allow all of the Members to agree on the forum where the petition will be filed.  If all of the Members do not agree on the forum, then the forum shall be decided by the Management Committee.  If a deadlock results, the TMP shall choose the forum.  If any Member intends to seek review of any court decision rendered under a proceeding initiated under this Section 1.2, the Member shall notify the other Members of its intended action.

(g)          Settlements.  The TMP shall not bind the other Members to a settlement agreement without the written consent of all of the other Members.  Any Member that enters into a settlement agreement for its own account with respect to any partnership item, as defined under section 6231(a)(3) of the Code, shall notify the other Members of the terms of the settlement agreement within 90 days after the date of the settlement.

 1.1            Tax Audits under the Revised Partnership Audit Rules.  This Section 1.3 shall apply with respect to taxable years of the Company that are subject to the Revised Partnership Audit Rules.  References in this Section 1.3 to Code Sections are to provisions of Subchapter C of Chapter 63 of Subtitle A as amended by the Revised Partnership Audit Rules.

(a)         Election to be Excluded from Partnership Audit Rules.  The Company shall, to the extent permitted by law, make the election provided by Code section 6221(b) to be excluded from the provisions of Subchapter C of Chapter 63 of Subtitle A, unless the Tax Reporting Member receives prior unanimous written consent of the Members not to make such election.

Exhibit C – Tax Matters: Page 2

(b)            Selection of Partnership Representative.  Unless the Company qualifies for and properly makes the election described in Section 1.3(a), the Tax Reporting Member shall be the “Partnership Representative” as defined in Code section 6223(a) (the “Partnership Representative”).

(c)            Information Regarding Audits.  The Partnership Representative shall give notice to all Members, including past Members of the Company, of any audit, administrative or judicial proceeds, meeting or conferences with the Internal Revenue Service or other similar matters that come to its attention, and give status reports regarding any negotiations between any taxing authority and the Company.  Each Member shall furnish the Partnership Representative with information reasonably requested by the Partnership Representative in order to carry out its responsibilities as Partnership Representative.

(d)            Settlements.  The Partnership Representative shall not enter into a settlement of a Tax audit or controversy, or file an administrative adjustment request, that (in either case) would likely materially and adversely affect a Member without such Member’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, to the extent any of the preceding actions may have a material adverse effect on a Member, the withholding of consent by such Member shall be deemed to be reasonably withheld.

(e)            Imputed Underpayments.  If an audit results in an imputed underpayment by the Company as determined under section 6225 of the Code, the Partnership Representative shall make the election under section 6226(a) of the Code to the extent permitted by law for any adjustments to the Members’ distributive share of income, gain, loss, deduction or credit be “pushed-out” to the Members for the reviewed year through the issuance of adjusted Schedule K-1s within 45 days after the date of the notice of final partnership adjustment.  If such an election is made, the Company shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or additional amount.  If such an election is not permitted by law, each Member (and former Member) shall, if agreed to by the Member (and former Members), which agreement shall not be unreasonably withheld, conditioned or delayed, file amended returns under section 6225(c)(2) of the Code and pay any tax due thereon.

(f)            Company Tax Liabilities.  Subject to and after application of Section 1.3(e), if the Company becomes liable for an adjustment in respect of the distributive share of a Member (or a former Member) under Code section 6225 (an “Adjustment Liability”), the Member (or former Member) in question shall immediately pay to the Partnership Representative on behalf of the Company an amount of cash equal to the amount of such Adjustment Liability, which the Partnership Representative shall use to satisfy the Adjustment Liability on behalf of the Company.  The amount of the Adjustment Liability paid by a Member (or former Member) shall not be treated as a capital contribution for purposes of the Agreement and the associated remittance to the taxing authority shall not be treated as a distribution for purposes of this Agreement.

Exhibit C – Tax Matters: Page 3

 1.4            Fees and Expenses.  The TMP and the Partnership Representative shall not engage legal counsel, certified public accountants, or others on behalf of the Company except as provided in an approved Program and Budget or as otherwise approved by the Management Committee.  Any Member may engage legal counsel, certified public accountants, or others on its own behalf at its sole cost and expense.  Any reasonable item of expense, including fees and expenses for legal counsel, certified public accountants, and others incurred by the TMP or the Partnership Representative (after approval of the Management Committee as provided above) in connection with any audit, assessment, litigation or other proceeding relating to any partnership item, shall constitute a proper charge to the Business Account.

 1.5            Survival.  The provisions of this Article I shall survive the termination of the Company or the termination of any Member’s interest in the Company, and shall remain binding on the Members for the period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax years.

ARTICLE II
PARTNERSHIP TAX STATUS; TAX ELECTIONS

 2.1            Partnership Tax Status.  The Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed by all of the Members, no Member shall take any action to change the status of the Company as a partnership under Treasury Regulations section 301.7701-3 or similar provision of state Law; provided, however, that nothing in this Agreement shall be deemed to create a partnership for any other purpose.  The Manager shall prepare or cause to be prepared and timely file all U.S. federal, state and local income and other tax returns and reports as may be required as a result of the business of the Company.  Each Member shall furnish to the Manager any information it may have relating to the Company or Operations as shall be required for the proper preparation of these returns.  The Manager shall furnish to each Member on or before June 30th of each year, a draft Schedule K-1 on Form 1065 regarding the respective Member’s Percentage Interest for review. Each Member shall provide any comments to the Manager within 30 days after receiving the draft Schedule K‑1. The Manager shall consider any comments received, and complete and deliver to each Member a final Form 1065 and Schedule K-1 by August 15 of each year regarding the respective Member’s Percentage Interest. The Manager shall promptly provide to the Members copies of the Company’s information returns and such other information reasonably requested by any Member to properly complete its federal income tax return, any income tax return of any state and any other reporting or filing requirement imposed by any governmental agency or authority for such fiscal year.  The Manager shall also furnish to each Member on or before March 31 of each year an estimate (based on the information then available to the Manager) of such Member’s share of the Company’s profit and loss for tax purposes for the prior taxable year.  In addition, the Manager will make available to the Members on or before March 31 of each year a current year forecast of the Company’s taxable income or (loss) and special deductions of the Company in sufficient detail to allow each Member to determine its allocable share of taxable income (or loss) and special deductions for the year and regulatory reporting obligations.

Exhibit C – Tax Matters: Page 4

 2.3            Tax Elections.

(a)            Required Company Elections.  The Company shall make the following elections for all partnership income tax returns:

(i)            to use the accrual method of accounting.

(ii)            to use as its taxable year the calendar year ending December 31 unless section 706 of the Code requires otherwise;

(iii)            unless the Members unanimously agree otherwise, to deduct currently all development expenses to the extent possible under section 616(a) of the Code or, at the election of the Management Committee, to defer such expenses under section 616(b) of the Code;

(iv)            unless the Members unanimously agree otherwise, to compute the allowance for depreciation for all eligible depreciable Assets using the 150% declining balance method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation;

(v)            to treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by Law;

(vi)            to make an election to adjust the basis of Company property with respect to a Member under section 754 of the Code at the request of the Member, which request must be made to the TMP within 30 days of the sale or exchange in accordance with Treasury Reg. section 1.743-1(k)(2); and

(vii)            to amortize over the shortest permissible period all organizational expenditures and business start-up expenses under sections 195 and 709 of the Code.

(b)            Other Company Elections.  Except as provided in Section 2.2(a), elections required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

(c)            Member Elections.  Each Member shall elect under section 617(a) of the Code to deduct currently all exploration expenses.  Each Member reserves the right to capitalize its share of development and exploration expenses of the Company in accordance with section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of these expenses shall not affect the Member’s Capital Account.

ARTICLE III
 ALLOCATIONS OF PARTNERSHIP PROFITS AND LOSSES

 3.1            In General.  This Article III provides for the allocation among the Members of items of Profit and Loss for purposes of crediting and debiting the Capital Accounts of the Members.  Article IV provides for the allocation among the Members of taxable income and tax losses.

Exhibit C – Tax Matters: Page 5

 3.2            Allocations to Members.  Except as provided in Section 3.3, the separate items of Profit and Loss shall be allocated among the Members as follows:

(a)            Exploration and Development Costs.  Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

(b)          Depreciation and Amortization.  Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset that gives rise to the depreciation, amortization or loss deduction.

(c)               Production and Operating Costs.  Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.

(d)            Depletion.  Depletion deductions with respect to a depletable property shall be allocated among the Members in accordance with their respective contributions to the book value of the depletable property as determined for purposes of maintaining the Capital Accounts.

(e)            Gross Income.  Gross income (calculated after deduction of cost of goods sold) attributable to sales of Skip Sub Products shall be allocated to Skip Sub, Inc.  Gross income (calculated after deduction of cost of goods sold) attributable to sales of CORE Alaska Products shall be allocated to CORE Alaska, LLC.  Except as provided in Section 3.2(g), gross income on the sale of any other production shall be allocated in accordance with Percentage Interests.

(f)                Sales of Depreciable or Depletable Assets.  Except as provided in Section 3.2(g), items of Profit and Loss on the sale of a depreciable or depletable Asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and other items of Profit or Loss) most closely reflects the Members’ Percentage Interests.

(g)              Sales of All or Substantially All Assets.  Items of Profit and Loss on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their relative Percentage Interests (“Balance Capital Accounts”) after taking into account the sale.  In making the allocations under this Section 3.2(g), to the extent necessary to Balance Capital Accounts, Items of Profit and Loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or created with funds contributed by the other Member.  If the Company does not have sufficient items of Profit and Loss to Balance Capital Accounts, the liquidator may take other actions under Section 9.5 of the Agreement as it determines are reasonably appropriate to Balance Capital Accounts, including reallocating items of Profit and Loss among the Members.

Exhibit C – Tax Matters: Page 6

(h)             Capitalization.  Expenses and deductions allocable under the preceding provisions of this Section 3.2 may be required to be capitalized into production under section 263A of the Code, in which case the allocation of gross income on the sale of such production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject to possible timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated under the preceding provisions of this Section 3.2.

(i)               Recapture of Exploration Expenses.  Any recapture of exploration expenses under section 617(b)(1)(A) of the Code, and any reduction of depletion under section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(j)             Other Losses.  All items of Loss that are not otherwise allocated in this Section 3.2 shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such other Loss.

(k)              Other Profit.  All items of Profit that are not otherwise allocated in this Section 3.2 shall be allocated to the Members in proportion to their respective Percentage Interests.

 3.3            Regulatory Allocations.  Notwithstanding Sections 3.2 and 3.5:

(a)       Elimination of Deficit Adjusted Capital Account Balance.  If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) that result in a deficit balance in the Member’s Capital Account (adjusted as provided below), items of Profit shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member (as so adjusted) as quickly as possible.  For the purposes of this Section 3.3(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore under any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore under the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5).

(b)             Decrease in Partnership Minimum Gain.  If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of Profit for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treasury Regulations section 1.704-2(f).  If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of Profit for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treasury Regulations section 1.704-2(i)(4).  Under Treasury Regulations section 1.704-2(i)(1), deductions attributable to a “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

Exhibit C – Tax Matters: Page 7

(c)              Allocations Causing Deficit Adjusted Capital Account Balance.  If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article IV have been made and after giving effect to the adjustments described in the last sentence of Section 4.3(a)), such deductions shall instead be allocated to the other Member.

(d)           Partner Nonrecourse Deductions.  Items of Company loss, deduction and expenditures described in section 705(a)(2)(B) of the Code that are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Treasury Regulations section 1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with Treasury Regulations section 1.704-2(i).

(e)             Basis Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset under section 734(b) or 743(b) of the Code is required under Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) or section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of the adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

 3.4                 Curative Allocations.  The allocations in Section 3.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Profit or Loss under this Section 3.4.  Accordingly, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of items of Profit or Loss in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated under Section 3.2 without regard to Section 3.3.

 3.5            Other Allocation Rules.

(a)              Determination of Profits and Losses.  Items of Profit or Loss allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code section 706 and the related Treasury Regulations.

(b)              Changes in Percentage Interests.  If the Members’ Percentage Interests change during any taxable year of the Company, the distributive share of items of Profit or Loss of each Member shall be determined in any manner (i) permitted by section 706 of the Code, and (ii) unanimously agreed by the Members.  If the Members cannot agree on a method, items of Profit and Loss shall be allocated in accordance with the interim closing-of-the-books method.

Exhibit C – Tax Matters: Page 8

(c)            Certain Allocations.  For purposes of this Article III, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Percentage Interests.  “Nonrecourse deductions,” as defined by Treasury Regulations section 1.704‑2(b)(1) shall be allocated among the Members in proportion to their respective Percentage Interests.

ARTICLE IV
 TAX ALLOCATIONS

 4.1            Tax Allocations.  Except as provided in Sections 4.2, 4.3 and 4.4, items of taxable income, deduction, gain and loss shall be allocated in accordance with the principles of Section 3.2.

 4.2         Recapture of Tax Deductions.  Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

 4.3            Allocation of Section 704(c) Items.  To the extent required by section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization), as determined for tax purposes, with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(f) (collectively referred to as “Adjusted Properties”) shall be allocated among the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of sections 704(b) and 704(c) of the Code.  The Members intend that section 704(c) shall effect no allocations of tax items that are different from allocations according to the principles of Section 3.2; provided that the gain or loss on the sale of property contributed to Company shall be allocated to the contributing Member to the extent of built‑in gain or loss, respectively, as determined under Treasury Regulation section 1.704‑3(a).  The Members intend that the allocations provided by the preceding sentence constitute a “reasonable method” that is consistent with the purposes of section 704(c) of the Code, within the meaning of Treasury Regulations Section 1.704-3(a)(1).  However, to the extent that allocations of tax items are required under section 704(c) of the Code to be made other than in accordance with the allocations under Sections 3.2, 3.3 and 3.4 of the corresponding items for Capital Account purposes, section 704(c) shall be applied in accordance with the available allocation method that, in the reasonable judgment of the Manager, most closely approximates the allocations under this Exhibit C.  Notwithstanding anything in the preceding provisions of this Section 4.3 to the contrary, the use of any method other than the “traditional method” as set forth in Treas. Reg. section 1.704-3(b)(1) shall require the written consent of all of the Members.

 4.4            Depletion Deductions.  Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived.  The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the adjusted basis of the depletable property.  Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to pre-contribution expenditures by CORE Alaska that were capitalized under Code sections 616(b), 59(e) and 291(b).  Deductions attributable to pre-contribution expenditures by CORE Alaska shall be calculated under such Code sections as if CORE Alaska continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to CORE Alaska.

Exhibit C – Tax Matters: Page 9

 4.5            Integration With Section 754 Election.  All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

 4.6            Allocation of Tax Credits.  The tax credits, if any, with respect to the Company’s property or operations shall be allocated among the Members in accordance with Treasury Regulations section 1.704-1(b)(4)(ii).

ARTICLE V
CAPITAL ACCOUNTS

 5.1            Capital Accounts.  The Manager shall maintain a separate capital account for each Member and such other Member accounts as may be necessary or desirable to comply with the requirements of applicable Laws (“Capital Accounts”).

(a)              Maintenance of Capital Accounts.  Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulations section 1.704‑1(b)(2)(iv).

(b)            Book--Tax Difference.  If the Capital Accounts of the Members are computed with reference to the book value of any Asset that is different than the adjusted tax basis of the Asset, then the Capital Accounts of the Members shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to the Asset under Treasury Regulations section 1.704-1(b)(2)(iv)(g).  The amount of book depreciation, depletion, or amortization for a period with respect to an item of property of the Company shall be the amount that bears the same relationship to the book value of such property (as determined for purposes of maintaining Capital Accounts) as the depreciation (or cost recovery deduction), depletion, or amortization computed for tax purposes with respect to such property for such period bears to the adjusted tax basis of such property; provided that, if such property has a zero adjusted tax basis, the book depreciation, depletion, or amortization may be determined under any reasonable method selected by the Management Committee; and provided further that the amount of book depletion with respect to a depletable property shall not exceed the book value of such property (as determined for purposes of maintaining the Capital Accounts).

(c)             Transfer of Interest.  If any interest in the Company is Transferred, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest, except as provided in Treasury Regulations section 1.704-1(b)(2)(iv)(1).

(d)            Distributions of Property.  If any property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized items of Profit and Loss inherent in the distributed property (that has not been reflected previously in the Capital Accounts) would be allocated among the Members if there was a taxable disposition of the distributed property for the fair market value of the property on the date of the distribution taking into account section 7701(g) of the Code.  For this purpose, the fair market value of the distributed property shall be determined under Section 5.3.

Exhibit C – Tax Matters: Page 10

(e)             Depletable Properties.  Prior to the Effective Date, CORE Alaska made a Capital Contribution to the Company of depletable properties with respect to which CORE Alaska had an adjusted tax basis that may have consisted in part of depletable expenditures and in part of expenditures capitalized under Code sections 616(b), 291(b) and 59(e).  For purposes of maintaining Capital Accounts, the Company’s deductions with respect to contributed property in each year for depletion, deferred development expenditures under section 616(b) of the Code attributable to pre-contribution expenditures, amortization under section 291(b) of the Code attributable to pre-contribution expenditures, and amortization under section 59(e) of the Code attributable to pre-contribution expenditures shall be (i) the amount of the corresponding item determined for tax purposes under Section 4.4; multiplied by (ii) the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts, to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Code sections 616(b), 291(b), and 59(e)).

(f)               Restatement of Capital Accounts.  If the Members unanimously agree, upon the occurrence of an event described in Treasury Regulations section 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts of the Members shall be restated under Treasury Regulations section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized items of Profit and Loss inherent in the Assets (that previously has not been reflected in the Capital Accounts) would be allocated among the Members if the Assets were sold in a taxable disposition for their fair market values as determined under Section 5.3.  After a revaluation under this Section 5.1(f), each Member’s share of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued under this Section 5.1(f) shall be determined in accordance with the principles of Code section 704(c) as applied under Section 4.3.

 5.2            Liquidation.  After the dissolution, and effective upon the liquidation of the Company, the liquidator shall cause the Capital Accounts of the Members to be restated in accordance with Section 5.1(f) to reflect any items of Profit or Loss that would be realized by the Company and allocated to the Members under Article III if the Assets were sold at the time of liquidation for their fair market values as determined under Section 5.3.

 5.3            Fair Market Values.  For purposes of Sections 5.1(d), 5.1(f) and 5.2, the fair market values of any Assets as of the time of determination shall be determined by the unanimous agreement of the Members or, if they cannot all agree, a nationally qualified independent appraiser selected by the unanimous agreement of the Members.

Exhibit C – Tax Matters: Page 11

 5.4            Modifications.  This Article V and the other provisions of this Exhibit C relating to the maintenance of Capital Accounts and allocations of items of Profit and Loss are intended to comply with Treasury Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent with those Treasury Regulations.  If the Management Committee determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits to Capital Accounts, are computed in order to comply with those Treasury Regulations, then the Management Committee may make the prudent modifications if the modifications are not likely to have a material effect on the amount distributable to any Member upon liquidation of the Company under Section 7.2 of the Agreement.

Exhibit C – Tax Matters: Page 12

EXHIBIT D

Insurance

Exhibit D – Insurance: Page 1

EXHIBIT E

Initial Program and Budget

Exhibit E – Initial Program and Budget: Page 1

EXHIBIT F

Form of Toll Milling Agreement

Exhibit F – Form of Toll Milling Agreement:  Page 1